  Exhibit 10.7
 ANNEX A
Execution Version
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
BIG ROCK PARTNERS ACQUISITION CORP.,
NEURORX, INC., and
BIG ROCK MERGER CORP.
DATED AS OF DECEMBER 13, 2020

TABLE OF CONTENTS

Article I THE MERGER		A-2
1.1	The Merger	A-2
1.2	Governing Documents	A-2
1.3	Effect on Securities	A-2
1.4	Exchange Procedures.	A-5
1.5	The Closing	A-6
1.6	Deliveries at Closing	A-6
1.7	Lock-Up Agreement	A-6
1.8	Earnout	A-6
1.9	Sponsor Agreement	A-7
1.10	Amendment to Stock Escrow Agreement	A-8
1.11	Amendment to BCMA	A-8
1.12	Amendment to BRPA Loan Agreements	A-8
1.13	Registration Rights Agreement	A-8
1.14	Taking of Necessary Action; Further Action	A-8
1.15	Tax Consequences	A-8
1.16	Payment of Expenses	A-9
1.17	Dissenting Shares	A-9
Article II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-9
2.1	Organization and Qualification	A-10
2.2	Subsidiaries	A-10
2.3	Capitalization	A-10
2.4	Authority Relative to this Agreement	A-11
2.5	No Conflict; Required Filings and Consents	A-12
2.6	Compliance	A-12
2.7	Permits	A-13
2.8	Financial Matters	A-13
2.9	Absence of Certain Developments	A-14
2.10	Condition and Sufficiency of Assets	A-14
2.11	Litigation	A-14
2.12	Employee Benefit Plans	A-14
2.13	Labor Matters	A-15
2.14	Restrictions on Business Activities	A-16
2.15	Title to Property	A-16
2.16	Taxes	A-17
2.17	Environmental Matters	A-17
2.18	Brokers	A-18
2.19	Intellectual Property	A-18
2.20	Product Warranties; Product Liability	A-20
2.21	Agreements, Contracts and Commitments	A-21
2.22	Insurance	A-22
2.23	Interested Party Transactions	A-22
2.24	Registration Statement	A-23
2.25	Certain Business Practices	A-23
2.26	FDA and EMEA Approval	A-24
2.27	Health Care Regulatory Compliance	A-25
2.28	Board Approval	A-26
2.29	Company Stockholder Approval	A-26
2.30	No Additional Representations and Warranties; No Reliance	A-26
Article III REPRESENTATIONS AND WARRANTIES OF BRPA AND MERGER SUB		A-26

A-i

3.1	Organization and Qualification	A-27
3.2	Subsidiaries	A-27
3.3	Capitalization	A-27
3.4	Authority Relative to this Agreement	A-28
3.5	No Conflict; Required Filings and Consents	A-29
3.6	Compliance	A-29
3.7	BRPA SEC Reports and Financial Statements	A-30
3.8	No Undisclosed Liabilities	A-31
3.9	Absence of Certain Developments	A-31
3.10	Litigation	A-31
3.11	Employee Benefit Plans	A-31
3.12	Labor Matters	A-31
3.13	Business Activities	A-31
3.14	Title to Property	A-31
3.15	Intellectual Property	A-32
3.16	Taxes	A-32
3.17	Brokers	A-32
3.18	Agreements, Contracts and Commitments	A-32
3.19	Insurance	A-33
3.20	Interested Party Transactions	A-33
3.21	BRPA Listing	A-33
3.22	Trust Fund	A-33
3.23	Registration Statement	A-33
3.24	No Additional Representations and Warranties; No Reliance	A-34
Article IV CONDUCT PRIOR TO CLOSING		A-34
4.1	Conduct of Business by the Company	A-34
4.2	Conduct of Business by BRPA and Merger Sub	A-37
4.3	Confidentiality; Access to Information	A-38
4.4	Exclusivity	A-39
4.5	Reasonable Best Efforts	A-41
Article V ADDITIONAL AGREEMENTS		A-41
5.1	Registration Statement; BRPA Special Meeting	A-41
5.2	Directors and Officers of BRPA After Transactions	A-43
5.3	HSR Act	A-43
5.4	Public Announcements	A-44
5.5	Required Information	A-44
5.6	No Securities Transactions	A-45
5.7	No Claim Against Trust Fund	A-45
5.8	Disclosure of Certain Matters	A-45
5.9	Securities Listing	A-45
5.10	Charter Protections; Directors’ and Officers’ Liability Insurance	A-45
5.11	Insider Loans	A-46
5.12	BRPA Borrowings	A-46
5.13	Trust Fund Disbursement	A-47
5.14	Tax Matters	A-47
5.15	Incentive Equity Plan	A-47
5.16	Company Stockholder Approval	A-48
5.17	Third Party Consents	A-48
5.18	BRPA Financing	A-48
5.19	Employment Agreements	A-49
5.20	Termination of Company Stockholder Agreements	A-49
5.21	Section 16 of the Exchange Act	A-49

A-ii

5.22	Extension	A-49
5.23	Company Support Agreements	A-49
Article VI CONDITIONS TO THE TRANSACTION		A-49
6.1	Conditions to Obligations of Each Party to Effect the Merger	A-49
6.2	Additional Conditions to Obligations of the Company	A-50
6.3	Additional Conditions to the Obligations of BRPA	A-51
Article VII TERMINATION		A-52
7.1	Termination	A-52
7.2	Notice of Termination; Effect of Termination	A-53
7.3	Fees and Expenses	A-54
Article VIII GENERAL PROVISIONS		A-54
8.1	Notices	A-54
8.2	Interpretation	A-55
8.3	Counterparts; Electronic Delivery	A-55
8.4	Entire Agreement; Third Party Beneficiaries	A-55
8.5	Severability	A-55
8.6	Other Remedies; Specific Performance	A-55
8.7	Governing Law	A-56
8.8	Consent to Jurisdiction; WAIVER OF TRIAL BY JURY	A-56
8.9	Rules of Construction	A-56
8.10	Assignment	A-56
8.11	Amendment	A-56
8.12	Extension; Waiver	A-56
8.13	Currency	A-57
8.14	Schedules	A-57
8.15	Nonsurvival of Representations, Warranties and Covenants	A-57
8.16	Non-Recourse	A-57
Exhibits
Exhibit A – Certain Definitions
Exhibit B – Form of Voting and Support Agreement

A-iii

Index to Defined Terms
This index is included for convenience only and does not constitute a part of the agreement

Term	Section
A&R Charter Proposal	5.1(b)
Acquisition Proposal	4.4(d)
Action	Exhibit A
Additional Forfeited Shares	1.9(a)
Additional Proposal	5.1(b)
Affiliate	Exhibit A
Agreement	Preamble
Ancillary Agreements	Exhibit A
Antitrust Law	Exhibit A
Approvals	2.1(a)
Assets	2.10
BCMA	1.11
BCMA Amendment Agreement	1.11
BRAC	Exhibit A
BRPA	Preamble
BRPA A&R Bylaws	Recital G
BRPA A&R Charter	Recital F
BRPA Affiliate Agreement	3.20
BRPA Audited Financial Statements	3.7(b)
BRPA Board	3.4(b)
BRPA Board Recommendation	5.1(f)
BRPA Borrowings	5.12
BRPA Change in Recommendation	5.1(f)
BRPA Competing Transactions	4.4(a)
BRPA Common Stock	Exhibit A
BRPA Contracts	3.18(a)
BRPA Cure Period	7.1(e)
BRPA Financial Statements	3.7(b)
BRPA Lenders	Exhibit A
BRPA Material Adverse Effect	Exhibit A
BRPA Plan	5.15
BRPA Plan Proposal	5.1(b)
BRPA Preferred Stock	Exhibit A
BRPA Rights	Exhibit A
BRPA Schedules	Article III
BRPA SEC Reports	3.7(a)
BRPA Securities	Exhibit A
BRPA Stockholder Approval	3.4(c)
BRPA Stockholder Matters	5.1(b)
BRPA Stockholders	Exhibit A
BRPA Unaudited Financial Statements	3.7(b)
BRPA Units	Exhibit A
BRPA Warrants	Exhibit A
Business Combination	Exhibit A
Business Day	Exhibit A
CARES Act	2.8(f)
Cash and Cash Equivalents	Exhibit A

A-iv

Term	Section

Certificate of Merger	1.1

Charter Documents	Exhibit A

Closing	1.5

Closing Date	1.5

Code	Recital H

Company	Preamble

Company Annual Financial Statements	2.8(a)(i)

Company Antidepressant Drug Regimen	Exhibit A

Company Board	2.28

Company Board Recommendation	5.16

Company Certificate of Incorporation	Exhibit A

Company Common Stock	Exhibit A

Company Competing Transactions	4.4(b)

Company Contracts	2.21(a)

Company COVID-19 Drug	Exhibit A

Company Cure Period	7.1(e)

Company Schedule	Article II

Company Financial Statements	2.8(a)(ii)

Company Intellectual Property	Exhibit A

Company Interim Financial Statements	2.8(a)(ii)

Company IP Registrations	2.19(b)

Company Material Adverse Effect	Exhibit A

Company Preferred Stock	Exhibit A

Company Products	Exhibit A

Company Schedules	Article II

Company Series A Preferred Stock	Exhibit A

Company Series B Preferred Stock	Exhibit A

Company Series B-1 Preferred Stock	Exhibit A

Company Series B-1A Preferred Stock	Exhibit A

Company Series B-2 Preferred Stock	Exhibit A

Company Stock	Exhibit A

Company Stock Options	Exhibit A

Company Stockholder	Exhibit A

Company Stockholder Agreements	Exhibit A

Company Stockholder Approval	2.29

Company Stockholders Meeting	5.16

Company Warrants	Exhibit A

Consent Solicitation Statement	Exhibit A

Continental	1.4(a)

Copyrights	Exhibit A

DGCL	Recital A

Dissenting Shares	1.17

Earnout Cash	1.8(b)

Earnout Cash Milestone	1.8(b)

Earnout Consideration	1.8 (b)

Earnout Shares	1.8(a)

Earnout Shares Milestone	1.8(a)

EBC	1.11

Effective Time	1.1

Election of Directors Proposal	5.1(b)

A-v

Term	Section

EMEA	Exhibit A

Environmental Law	Exhibit A

ERISA	2.12(a)

Exchange Act	2.8(b)

Exchange Agent	1.4(a)

Exchange Agent Agreement	1.4(a)

Exchange Ratio	Exhibit A

Export Control Laws	Exhibit A

Extension	5.22

FDA	Exhibit A

Financing	5.18

Forfeited Shares	1.9(a)

Governmental Entity	Exhibit A

Governmental Order	Exhibit A

Hazardous Substance	Exhibit A

Health Care Programs	Exhibit A

Health Care Regulatory Laws	Exhibit A

HIPAA	Exhibit A

HSR Act	Exhibit A

IEC	Exhibit A

immediate family	Exhibit A

Inbound IP Contracts	2.19(c)

Information Privacy and Security Laws	Exhibit A

Initial Forfeited Shares	1.9(a)

Insider	Exhibit A

Insurance Policies	Exhibit A

Intellectual Property Rights	Exhibit A

Interim Period	4.1

IP Contracts	2.19(c)

IRB	Exhibit A

knowledge	Exhibit A

Legal Requirements	Exhibit A

Letter of Transmittal	1.4(c)

Lien	Exhibit A

Material Company Contracts	2.21(a)

Merger	Recital A

Merger Consideration	Exhibit A

Merger Sub	Preamble

Most Recent Balance Sheet	2.8(a)(ii)

Most Recent Balance Sheet Date	2.8(a)(ii)

Nasdaq	3.21

Nasdaq Proposal	5.1(b)

Note Amendment	1.12

OFAC	Exhibit A

Offer	Recital C

Option Post Earnout Adjustment	1.3

Outbound IP Contracts	2.19(c)

Outside Date	7.1(b)

Outstanding BRPA Transaction Expenses	1.16(b)

Outstanding Company Transaction Expenses	1.16(a)

A-vi

Term	Section
Parties	Preamble
Patents	Exhibit A
Per Share Merger Consideration	1.3(b)
Permits	2.7
Permitted Liens	Exhibit A
Permitted Transferee	Exhibit A
Person	Exhibit A
Personal Confidential Information	Exhibit A
Personal Property	2.15(b)
Plan	2.12(a)
Post Earnout Substitute Option	1.3
Protected Health Information	Exhibit A
Proxy Statement	Exhibit A
Registration Rights Agreement	1.13
Registration Statement	5.1(a)
Representative	Exhibit A
Retained Shares	1.3
Returns	2.16(a)
Reviewable Document	5.5(a)
Sanctions	2.25(c)
Schedules	Exhibit A
SEC	Exhibit A
SEC Approval Date	5.1(d)
Securities Act	Exhibit A
Signing Press Release	5.4
Sponsor	Exhibit A
Sponsor Agreement	1.9
Sponsor Earnout Shares	1.9(b)
Stimulus Funds	2.8(f)
Stock Escrow Agreement	1.10
Stock Escrow Amendment	1.10
Subsidiaries	Exhibit A
Substitute Options	1.3(c)
Superior Proposal	4.4(d)
Support Agreements	Recital D
Supporting Stockholders	Recital D
Surviving Corporation	Recital A
Tax	Exhibit A
Tax Opinion	Exhibit A
Tax Opinion Counsel	Exhibit A
Terminating BRPA Breach	7/1(d)
Terminating Company Breach	7.1(e)
Trademarks	Exhibit A
Transaction Proposal	5.1(b)
Transactions	Exhibit A
Trust Agreement	3.22
Trust Fund	3.22
U.S. GAAP	Exhibit A
Written Consent	5.16

A-vii

Execution Version
AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of December 13, 2020, by and among Big Rock Partners Acquisition Corp., a Delaware corporation (“BRPA”), NeuroRx, Inc., a Delaware corporation (the “Company”), and Big Rock Merger Corp., a Delaware corporation and wholly owned Subsidiary of BRPA (“Merger Sub”). The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules hereto (including the Company Schedules and the BRPA Schedules, as defined in the preambles to Articles II and III hereof, respectively). Each of BRPA, Merger Sub, and the Company, are referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Exhibit A.
RECITALS
A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”) with the Company being the surviving entity of the Merger and becoming a wholly-owned Subsidiary of BRPA (“Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement.
B. The respective boards of directors of each of BRPA, Merger Sub and the Company have each approved, declared advisable and resolved to recommend to their respective stockholders the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL.
C. Pursuant to BRPA’s Charter Documents, BRPA shall provide an opportunity to its stockholders to have their BRPA Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, BRPA’s Charter Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the BRPA Stockholders for the Business Combination (the “Offer”).
D. Prior to the consummation of the Transactions, certain Company Stockholders (such Company Stockholders, the “Supporting Stockholders”) shall enter into certain Voting and Support Agreements (the “Support Agreements”), with BRPA and Merger Sub, in the form set forth on Exhibit B.
E. Prior to the consummation of the Transactions, BRPA shall, subject to obtaining the BRPA Stockholder Approval, adopt the BRPA Plan in a form reasonably acceptable to BRPA and the Company.
F. Prior to the consummation of the Transactions, BRPA shall, subject to obtaining the BRPA Stockholder Approval, adopt an amended and restated certificate of incorporation (the “BRPA A&R Charter”) in a form reasonably acceptable to BRPA and the Company.
G. Prior to the consummation of the Transactions, BRPA shall adopt the amended and restated bylaws (the “BRPA A&R Bylaws”) in a form reasonably acceptable to BRPA and the Company.
H. The Parties intend, for U.S. federal income tax purposes, that the Merger shall constitute a transaction that qualifies as a reorganization governed by Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
THE MERGER
1.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation after the Merger and as a wholly owned Subsidiary of BRPA. The Merger will be consummated in accordance with this Agreement and the DGCL immediately upon the filing of a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, or at such other time as may be agreed by BRPA and the Company in writing and specified in such filings (the “Effective Time”). The effect of the Merger will be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the holders of any of the securities of the Company, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of the Company and Merger Sub shall vest in the Surviving Corporation.
1.2 Governing Documents.
(a) At the Effective Time, the Certificate of Incorporation and Bylaws of Merger Sub shall become the Certificate of Incorporation and Bylaws of the Surviving Corporation, in each case, until thereafter supplemented or amended in accordance with its terms and the DGCL.
(b) Prior to the Effective Time, the bylaws of BRPA shall be amended and restated to be the BRPA A&R Bylaws.
(c) Subject to obtaining the BRPA Stockholder Approval, BRPA shall file the BRPA A&R Charter with the Secretary of State of the State of Delaware prior to the Effective Time.
1.3 Effect on Securities.
(a) Preferred Stock Conversion. The Company shall take all actions necessary to cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be converted immediately prior to the Effective Time into a number of shares of Company Common Stock at the then-effective conversion rate (as calculated pursuant to the Company Certificate of Incorporation) in accordance with the Company Certificate of Incorporation (such conversions, the “Company Preferred Stock Conversion”). Following the Company Preferred Stock Conversion all of the shares of Company Preferred Stock shall be canceled or terminated, as applicable, shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of Preferred Stock shall thereafter cease to have any rights with respect to such securities. The Preferred Stock Conversion may be made contingent upon the occurrence of the Closing.
(b) Conversion of Company Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time (and, for the avoidance of doubt, following the Preferred Stock Conversion), by virtue of the Merger and without any further action on the part of Parties or the holders of any of the securities of the Company, each share of Company Common Stock (including shares of Company Common Stock resulting from the Preferred Stock Conversion) that is issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 1.3(g) and the Dissenting Shares), will be automatically converted into the right to receive (i) a number of shares of BRPA Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”) and (ii) a contingent right to receive (1) a number of Earnout Shares issuable pursuant to Section 1.8(a), if any and (2) an amount of Earnout Cash payable pursuant to Section 1.8(b), if any.

(c) Assumption of Company Stock Options.
(i) At the Closing, without any action on the part of the holders of any options exercisable for shares of Company Common Stock (“Company Stock Options”), each then outstanding Company Stock Option will be assumed by BRPA and automatically exchanged for an option to purchase shares of BRPA Common Stock (“Substitute Options”). Each Substitute Option will be issued pursuant to the BRPA Plan and will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing the terms of the Company Stock Option (including any applicable incentive plan and stock option agreement or other document evidencing such Company Stock Option) immediately prior to the Closing, including any repurchase rights or vesting provisions, except that (i) each Substitute Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of BRPA Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Closing multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of BRPA Common Stock and (ii) the per share exercise price for the shares of BRPA Common Stock issuable upon exercise of such Substitute Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Closing by the Option Exchange Ratio, rounded up to the nearest whole cent. The Company shall take no action, other than those actions contemplated by this Agreement, that will cause or result in the accelerated vesting of the assumed Company Stock Options. Each Substitute Option shall be vested immediately following the Closing as to the same percentage of the total number of shares subject thereto as the Company Stock Option was vested as to immediately prior to the Closing. BRPA shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to the Substitute Options promptly in accordance with applicable Legal Requirements, and BRPA shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as any Substitute Options remain outstanding. As soon as reasonably practicable following the Closing Date, BRPA will use reasonable best efforts to issue to each Person who holds a Substitute Option a document evidencing the foregoing assumption of such Company Stock Option by BRPA.
(ii) In the event that either the Earnout Shares Milestone or the Earnout Cash Milestone has not occurred during the Earnout Period, promptly following the end of the Earnout Period the Company shall adjust each Substitute Option (each such Substitute Option adjusted pursuant to this Section 1.3(c)(ii), a “Post-Earnout Substitute Option”) by reducing the number of shares of BRPA Common Stock underlying any such Substitute Option and increasing the exercise price of any such Substitute Option such that following such adjustment contemplated by this Section 1.3(c)(ii), the number of shares of BRPA Common Stock underlying such Post-Earnout Substitute Option, the exercise price per share of each such Post-Earnout Substitute Option and the aggregate intrinsic value of each such Post-Earnout Substitute Option (and taking into account any intervening exercises of the Substitute Option and the provisions of Section 1.3(c)(iii) below) shall equal the respective number of shares, exercise price per share and aggregate intrinsic value that would have resulted following the adjustment of the applicable underlying Substitute Option had the conversion procedures set forth in Section 1.3(c)(i) been applied using the Option Post-Earnout Exchange Ratio in lieu of the Option Exchange Ratio (the “Option Post-Earnout Adjustment”). Notwithstanding the immediately preceding sentence, in the event that neither the Earnout Shares Milestone nor the Earnout Cash Milestone occur, the Option Post-Earnout Adjustment shall be based on the Exchange Ratio instead of the Option Exchange Ratio (and shall take into account any intervening exercises of the Substitute Option and the provisions of Section 1.3(c)(iii) below).
(iii) In the event that any Substitute Option is exercised prior to the earlier of the date on which both the Earnout Shares Milestone and the Earnout Cash Milestone have been achieved and December 31, 2022, the optionholder shall agree, as a condition to such exercise, that a sufficient number of shares of BRPA Common Stock (as determined below) shall not be delivered to the optionholder but shall be held in escrow by the Company (and may not be sold, transferred or otherwise disposed) pending the determination of any Option Post-Earnout Adjustment. The number of shares of BRPA Common Stock to be retained by the Company shall be the number that would be forfeited as a result of the reduction pursuant to the Option Post-Earnout Adjustment if any of the Earnout Shares Milestone or the Earnout Cash Milestone that had not been achieved as of the date of such option exercise was not achieved by December 31, 2022 (the “Retained Shares”). At the time of any such exercise, the Company shall determine reasonably and in good faith the applicable number of Retained Shares. Following the determination of any Option Post-Earnout Adjustment, then the Company shall permanently retain the applicable number of Retained Shares that shall be forfeited by such optionholder, and the remaining Retained Shares shall be released promptly thereafter to such optionholder.
(d) Assumption of Company Warrants. At the Closing, without any action on the part of the holders of any Company Warrants, each then outstanding Company Warrant will be assumed by BRPA and automatically treated as if such Company Warrant were a Company Stock Option in accordance with Section 1.3(c).
(e) Adjustments to Merger Consideration. The number of shares of BRPA Common Stock issuable as Merger Consideration or any amount contained herein which is based upon the number of shares of Company Common Stock or Company Preferred Stock, as applicable, shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of BRPA Common Stock, Company Common Stock or Company Preferred Stock, as applicable), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of BRPA Common Stock, Company Common Stock or Company Preferred Stock, as applicable occurring on or after the date hereof but at or prior to the Effective Time (or, as it relates to the Earnout Shares, prior to the date of issuance of such Earnout Shares in accordance with Section 1.8); provided, however, that this Section 1.3(e) shall not be construed to permit BRPA or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.
(f) Fractional Shares. No certificates or scrip representing fractional shares of BRPA Common Stock will be issued upon the conversion of Company Common Stock (including shares of Company Common Stock resulting from the Company Preferred Stock Conversion), and each holder of Company Common Stock or Company Preferred Stock who would otherwise be entitled to a fraction of a share of BRPA Common Stock at any time shares of BRPA Common Stock are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder in connection with such distribution) shall receive from BRPA, in lieu of such fractional share, one (1) share of BRPA Common Stock.
(g) Cancellation of Treasury Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of any holder thereof, each share of Company Common Stock held by the Company, BRPA, or Merger Sub or any direct or indirect wholly owned Subsidiary of any of the foregoing immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.
(h) Conversion of Merger Sub Stock into Stock of the Surviving Corporation. At the Effective Time, by virtue of the Merger and without any further action on the part of any holder thereof, each share of common stock, par value $0.0001 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time. From and after the Effective Time, each share of capital stock of Merger Sub shall no longer be outstanding and shall automatically be cancelled and cease to exist.
(i) No Further Ownership Rights. Until surrendered as contemplated by Section 1.4, all of the shares of Company Common Stock (including any shares of Company Common Stock resulting from the Preferred Stock

Conversion) converted into the right to receive the Per Share Merger Consideration shall be deemed, from and after the Closing, to represent only the right to receive the Per Share Merger Consideration and any dividends or other distributions as contemplated by Section 1.3(e) and the contingent right to receive the Earnout Consideration. If, after the Closing, shares of Company Common Stock (including any shares of Company Common Stock resulting from the Preferred Stock Conversion) are presented to BRPA or the Company for any reason, they shall be cancelled and exchanged as provided in this Agreement.
1.4 Exchange Procedures.
(a) Appointment of Exchange Agent. BRPA and the Company shall appoint Continental Stock Transfer & Trust Company (“Continental”), or if Continental shall be unavailable, a mutually agreeable bank or trust company, to act as exchange agent and paying agent (“Exchange Agent”) for the distribution of the aggregate Per Share Merger Consideration and the Earnout Consideration (if earned pursuant to Section 1.8) to the Company Stockholders pursuant to this Section 1.4 and an exchange agent agreement in form and substance mutually agreeable to BRPA and the Company (“Exchange Agent Agreement”).
(b) Delivery of Closing Consideration to Exchange Agent. Immediately following the Effective Time, BRPA will deliver or cause to be delivered to the Exchange Agent such number of shares of BRPA Common Stock equal to the aggregate Per Share Merger Consideration deliverable pursuant to this Agreement. The Exchange Agent will be deemed to be the agent for the Company Stockholders for the purpose of receiving the aggregate Per Share Merger Consideration and BRPA shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the aggregate Per Share Merger Consideration in accordance with the terms of this Agreement. Until they are distributed, the shares of BRPA Common Stock held by the Exchange Agent will be deemed to be outstanding from and after the Effective Time, but the Exchange Agent will not vote those shares or exercise any rights of a stockholder with regard to them. If any dividends or distributions are paid with regard to shares of BRPA Common Stock while they are held by the Exchange Agent, the Exchange Agent will hold the dividends or distributions, uninvested, until shares of BRPA Common Stock are distributed to the Company Stockholders, at which time the Exchange Agent will distribute the dividends or distributions that have been paid with regard to those shares of BRPA Common Stock to the former Company Stockholders.
(c) Letters of Transmittal. Concurrently with the mailing of the Consent Solicitation Statement, BRPA shall cause the Exchange Agent to deliver to each Company Stockholder a letter of transmittal (and any instructions related thereto) in form and substance reasonably acceptable to BRPA and the Surviving Corporation (the “Letter of Transmittal”) to be completed and executed by such Company Stockholder to receive such Company Stockholder’s Per Share Merger Consideration as contemplated by Section 1.3(a) and such Company Stockholder’s pro rata portion of the Earnout Consideration, if payable pursuant to Section 1.8. The Letter of Transmittal will contain, among other things, customary representations of each Company Stockholder relating to (as applicable for Company Stockholders that are individuals) existence, power and authority, due authorization, due execution, enforceability and ownership of the shares of Company Common Stock owned by such Company Stockholder (including shares of Company Common Stock owned by such Company Stockholder resulting from the Preferred Stock Conversion).
(d) Delivery of Per Share Merger Consideration. Upon receipt by the Exchange Agent of a validly executed and delivered Letter of Transmittal, together with the share certificate(s) evidencing the Company Common Stock, and/or Company Preferred Stock, as applicable, or evidence that such securities have been transferred by book entry transfer to an account established by the Exchange Agent, the Exchange Agent shall issue to the applicable Company Stockholder (or its designee) the Per Share Merger Consideration to which such Company Stockholder is entitled under Section 1.3(b).
(e) Delivery of Earnout Consideration. BRPA will deliver, or cause to be delivered, to the Exchange Agent the Earnout Shares and/or Earnout Cash, as applicable, in each case, in accordance with Section 1.8. Promptly after the Exchange Agent’s receipt of the Earnout Shares and/or Earnout Cash from BRPA, the

Exchange Agent shall deliver the Earnout Shares and/or Earnout Cash to the Company Stockholders entitled to receive the Earnout Shares and/or Earnout Cash pursuant to and in accordance with Section 1.8.
(f) Payment to Third Parties. If payment of the Per Share Merger Consideration in respect of a Company Stockholder is to be made to a recipient other than the Person in whose name shares of Company Common Stock (including shares of Company Common Stock resulting from the Preferred Stock Conversion) are registered, it shall be a condition of payment that the Person requesting such payment must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such securities or establish to the satisfaction of BRPA that the Tax has been paid or is not applicable.
(g) Termination of Exchange Agreement. On June 30, 2023, BRPA shall instruct the Exchange Agent to deliver to BRPA any portion of the Merger Consideration deposited with the Exchange Agent that remains undistributed to the Company Stockholders pursuant to instructions provided to the Exchange Agent by BRPA at such time, unless required otherwise by applicable Legal Requirements. Thereafter, any Company Stockholders who have not complied with the provisions of this Agreement for receiving any Merger Consideration from the Exchange Agent shall look only to BRPA for such amounts.
1.5 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger and the other Transactions (the “Closing”) will take place remotely via the exchange of electronic signature pages on the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article VI hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by BRPA and the Company (such date, the “Closing Date”). Subject to the provisions of Article VII of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 1.5 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement. Subject to the satisfaction or waiver of all of the conditions set forth in Article VI of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.
1.6 Deliveries at Closing. At the Closing, each Party shall deliver or cause to be delivered all of the certificates, instruments, and other documents required to be delivered by such Party pursuant to Article VI.
1.7 Lock-Up Agreement. At the Closing, BRPA and the Company Stockholders listed on Schedule 1.7 of the Company Schedules (the “Lock-Up Stockholders”) shall enter into an agreement which shall provide that the Lock-Up Stockholders shall not transfer the shares of BRPA Common Stock received hereunder as Per Share Merger Consideration except to Permitted Transferees, until the earlier of (a) the six-month anniversary of the Closing Date, (b) with respect to 50% of the shares of BRPA Common Stock issued to the Lock-Up Stockholders, the date on which the closing price of the BRPA Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Closing Date, and (c) the date after the Closing on which BRPA consummates a liquidation, merger, stock exchange or other similar transaction which results in all of BRPA’s stockholders having the right to exchange their BRPA Common Stock for cash, securities or other property. The book entry positions or certificates evidencing shares of BRPA Common Stock issued to the Lock-Up Stockholders hereunder will each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to the foregoing transfer restrictions.
1.8 Earnout.
(a) Earnout Shares Milestone. If, prior to December 31, 2022, (1) the COVID-19 Drug receives emergency use authorization by the FDA and (2) the Company submits and FDA files for review a new drug application for the Company COVID-19 Drug (the occurrence of the foregoing, the “Earnout Shares Milestone”), then BRPA shall issue, in accordance with Section 1.8(c) and subject to the terms and conditions set forth herein, to each holder of Company Common Stock outstanding immediately prior to the Effective Time (including the holders of shares of Company Common Stock resulting from the Preferred Stock Conversion), a number of shares of BRPA Common Stock equal to such holder’s Earnout Pro Rata Portion multiplied by twenty-five million (25,000,000) shares of BRPA Common Stock (the aggregate number of such shares being referred to as the “Earnout Shares”).
(b) Earnout Cash Milestone. Upon the earlier to occur of (1) FDA approval of the Company COVID-19 Drug and the listing of the Company COVID-19 Drug in the FDA’s “Orange Book” and (2) FDA approval of the Company Antidepressant Drug Regimen and the listing of the Company Antidepressant Drug Regimen in the FDA’s “Orange Book”, in each case prior to December 31, 2022 (the occurrence of either of clauses (1) or (2), the “Earnout Cash Milestone”), BRPA shall deliver, in accordance with Section 1.8(c) and subject to the terms and conditions set forth herein, to each holder of Company Common Stock outstanding immediately prior to the Effective Time (including the holders of shares of Company Common Stock resulting from the Preferred Stock Conversion), an amount of cash equal to such holder’s Earnout Pro Rata Portion multiplied by one hundred million dollars ($100,000,000) (the aggregate amount of such cash being referred to as the “Earnout Cash”, and together with the Earnout Shares, the “Earnout Consideration”).
(c) BRPA’s obligation to issue the Earnout Shares is solely conditioned upon and contingent on the occurrence of the Earnout Shares Milestone and not conditioned upon or contingent on the occurrence of the Earnout Cash Milestone; BRPA’s obligation to deliver the Earnout Cash is solely conditioned upon and contingent on the occurrence of the Earnout Cash Milestone and not conditioned upon or contingent on the occurrence of the Earnout Shares Milestone. Within five (5) Business Days after the occurrence of the Earnout Shares Milestone, BRPA shall deliver the Earnout Shares to the Exchange Agent for distribution to the Company Stockholders entitled to receive the Earnout Shares pursuant to Section 1.8(a) which shall be distributed promptly to such Company Stockholders in accordance with the Letters of Transmittal with no action required on the part of the Company Stockholders. Following the occurrence of the Earnout Cash Milestone and on a date that the BRPA Board reasonably determines in good faith to pay the Earnout Cash, BRPA shall deliver the Earnout Cash to the Exchange Agent for distribution to the Company Stockholders entitled to receive the Earnout Cash pursuant to Section 1.8(b) which shall be distributed promptly to such Company Stockholders in accordance with the Letters of Transmittal with no action required on the part of the Company Stockholders. The Parties understand and agree that (i) the right to receive any Earnout Shares or Earnout Cash pursuant to the terms of this Agreement is a contingent right that is not transferable except by operation of Legal Requirements relating to descent and distribution, divorce and community property, and such contingent right does not constitute an equity or ownership interest in BRPA, and (ii) no Company Stockholder shall have any rights as a stockholder of BRPA solely as a result of such Company Stockholder’s contingent right to receive Earnout Shares pursuant to the terms of this Agreement
1.9 Sponsor Agreement. On or prior to the Closing Date, BRPA, the Sponsor, and BRAC shall enter into an agreement in a form and on terms and conditions reasonably acceptable to the Company (the “Sponsor Agreement”) providing that, immediately prior to the Effective Time:
(a) the Sponsor and BRAC will forfeit, and BRPA will terminate and cancel: (i) an aggregate of 875,000 shares of BRPA Common Stock (the “Initial Forfeited Shares”) and (ii) one share of BRPA Common Stock for each share of BRPA Common Stock validly redeemed by BRPA Stockholders in connection with the Offer, up to a maximum of 300,000 shares of BRPA Common Stock (the “Additional Forfeited Shares,” and together with the Initial Forfeited Shares, the “Forfeited Shares”); and
(b) subject an aggregate of 125,000 shares of BRPA Common Stock owned by Sponsor to escrow (the “Sponsor Earnout Shares”), which Sponsor Earnout Shares shall either be released from escrow to the Sponsor upon the achievement of the Earnout Shares Milestone or terminated and cancelled by BRPA on December 31, 2022 in the event that the Earnout Shares Milestone is not achieved.

1.10 Amendment to Stock Escrow Agreement. On or prior to the Closing Date, BRPA, Sponsor, BRAC, Graubard Miller and Continental shall enter into an amendment (“Stock Escrow Amendment”) to that certain escrow agreement entered into between Continental, BRPA, BRAC, Graubard Miller and the Sponsor on November 20, 2017 (as amended by that certain letter agreement dated November 17, 2018, “Stock Escrow Agreement”), providing: (a) for the forfeiture and cancellation of the Forfeited Shares, (b) that the Sponsor Earnout Shares shall be subject to escrow pursuant to the Sponsor Agreement and the terms of Section 1.9(b), (c) that the 40,000 shares of BRPA Common Stock held by Graubard Miller shall be released from escrow and (d) that all remaining shares of BRPA Common Stock held in escrow thereunder will be released from escrow on the earlier of (i) the six-month anniversary of the Closing Date, (ii) with respect to 50% of the shares of BRPA Common Stock, the date on which the closing price of the BRPA Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Closing Date, and (iii) the date after the Closing on which BRPA consummates a liquidation, merger, stock exchange or other similar transaction which results in all of BRPA’s stockholders having the right to exchange their BRPA Common Stock for cash, securities or other property.
1.11 Amendment to BCMA. On or prior to the Closing Date, BRPA and EarlyBirdCapital, Inc. (“EBC”) shall enter into an amendment (“BCMA Amendment Agreement”) to that certain Business Combination Marketing Agreement, dated as of November 20, 2017, between BRPA and EBC (“BCMA”). The BCMA Amendment Agreement will provide that (a) in lieu of the Fee (as such term is defined in the BCMA), BRPA shall issue to EBC at the Effective Time an aggregate of 200,000 shares of BRPA Common Stock and (b) the BCMA (as amended by the BCMA Amendment Agreement) shall terminate immediately following the Effective Time.
1.12 Amendment to BRPA Loan Agreements. On or prior to the Closing Date, BRPA, Sponsor, and the BRPA Lenders shall enter into an omnibus amendment to each outstanding promissory note or other BRPA Borrowing with BRPA as maker (including, for the avoidance of doubt, BRPA Borrowings entered into during the Interim Period in accordance with Section 5.12) in a form and on terms and conditions reasonably acceptable to the Company (“Note Amendment”), providing that the outstanding principal and accrued unpaid interest pursuant to such promissory notes, after any repayments permitted pursuant to Section 5.13(e), shall be converted into convertible notes of BRPA with an aggregate principal amount of no more than $3,000,000, which bear interest at three percent (3%) per annum, may be converted from time to time, at the holder’s option, into shares of BRPA Common Stock at a price of $10.00 per share, and which mature on the date that is twenty-four (24) months after the Closing Date. The maximum amount of all BRPA Borrowings outstanding as of the Closing Date (including for the avoidance of doubt borrowings pursuant to Section 5.12) shall not exceed $3,000,000 and all such BRPA Borrowings in excess of $3,000,000 will be forgiven or discharged prior to the Closing Date.
1.13 Registration Rights Agreement. On or prior to the Closing Date, BRPA, the Company, certain BRPA Stockholders and certain Company Stockholders who will receive BRPA Common Stock pursuant to Article I, shall enter into a registration rights agreement to be mutually agreed to between the parties thereto (the “Registration Rights Agreement”).
1.14 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of BRPA and the Surviving Corporation shall take all such lawful and necessary action.
1.15 Tax Consequences. It is intended by the Parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of U.S. Income Tax Regulations Sections 1.368-2(g) and 1.368-3(a).

1.16 Payment of Expenses.
(a) No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, the Company shall provide to BRPA a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date, following the Closing, BRPA shall pay or cause to be paid, by wire transfer of immediately available funds, all such Outstanding Company Transaction Expenses.
(b) No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, BRPA shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of BRPA or Merger Sub for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of BRPA or Merger Sub in connection with the Transactions or otherwise in connection with BRPA’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding BRPA Transaction Expenses”). On the Closing Date, BRPA shall pay or cause to be paid, by wire transfer of immediately available funds, all such Outstanding BRPA Transaction Expenses.
1.17 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time and owned by a Company Stockholder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Per Share Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (i) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (ii) the holders of Dissenting Shares shall be entitled to only such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL or other applicable Legal Requirements, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Merger Consideration in accordance with this Article I. The Company shall give BRPA prompt notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and BRPA shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of BRPA, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company’s disclosure letter delivered by the Company to BRPA and Merger Sub in connection with this Agreement (the “Company Schedules”) (each Schedule of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of)

such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to BRPA as follows:
2.1 Organization and Qualification.
(a) The Company is a corporation, duly incorporated validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders of or from any Governmental Entity (“Approvals”) necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted. Complete and correct copies of the Charter Documents of the Company, as amended and currently in effect, have been made available to BRPA or BRPA’s counsel.
(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1(b) of the Company Schedules.
2.2 Subsidiaries.
(a) The Company has no direct or indirect Subsidiaries other than those listed in Schedule 2.2 of the Company Schedules. Except as set forth in Schedule 2.2 of the Company Schedules, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and does not have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.
(b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation (as listed in Schedule 2.2 of the Company Schedules) and has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing, and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization or formation (as listed in Schedule 2.2 of the Company Schedules) and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been made available to BRPA or BRPA’s counsel.
(c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary.
2.3 Capitalization.
(a) The authorized capital stock of the Company as of the date of this Agreement is as set forth on Schedule 2.3(a) of the Company Schedules. Schedule 2.3(a) of the Company Schedules sets forth the issued and outstanding Company Common Stock, Company Preferred Stock, Company Warrants, and Company Stock

Options, each holder thereof and the number and type of securities beneficially held by each such Person, and each option, warrant, purchase right, conversion, right, exchange right, or other Company Contract exercisable for, exchangeable for, or convertible into capital stock of the Company and the holders thereof as of the date of this Agreement. All of the foregoing issued and outstanding equity interests of the Company have been duly authorized, are validly issued, free and clear of all Liens, in compliance in all respects with all Legal Requirements, fully paid and non-assessable, have not been issued in violation of any preemptive or subscription rights, and are not subject to any preemptive or subscription rights that will survive the Closing Date. As of the date of this Agreement, the Company has no issued or outstanding equity interests other than the equity interests that are set forth on Schedule 2.3(a) of the Company Schedules, and the Company does not hold any equity interests in its treasury. All shares of Company Common Stock subject to issuance, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and nonassessable, free and clear of all Liens, and will have not been issued in violation of any preemptive or subscription rights, and are not subject to any preemptive or subscription rights that will survive the Closing Date. All outstanding shares of Company Common Stock, Company Preferred Stock and Company Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable Legal Requirements, and (y) all requirements set forth in any applicable Company Contracts and Charter Documents.
(b) The shares of Company Common Stock and Company Preferred Stock are the only outstanding classes of voting equity of the Company. The Company Stockholders hold all of the outstanding Company Common Stock and Company Preferred Stock.
(c) Except as provided for in this Agreement or as set forth on Schedule 2.3(c) of the Company Schedules, there are no subscriptions, options, warrants, convertible notes, derivative securities, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, or repurchase, redeem, or otherwise acquire, or cause the repurchase, redemption, or acquisition of, any shares of capital stock or other ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of, or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.
(d) Except as set forth on Schedule 2.3(d) of the Company Schedules, neither the Company nor any Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the Company Stockholders on any matter.
(e) Except as contemplated by this Agreement or as set forth on Schedule 2.3(e) of the Company Schedules, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings, to which the Company is a party or by which the Company is bound with respect to any equity security of the Company.
(f) Except as contemplated by this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options, or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility, or otherwise).
(g) Other than unvested Company Stock Options, no outstanding securities of the Company are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with the Company. Each outstanding Company Stock Option was granted at fair market value on the date of grant.
2.4 Authority Relative to this Agreement. The Company has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary

Agreements to be entered into at or prior to the Closing, will be) a party and, subject to the receipt of the Company Stockholder Approval, to consummate the Merger. The execution and delivery of this Agreement and each Ancillary Agreement by the Company has been (or with respect to Ancillary Agreements to be entered into at the Closing, will be) duly authorized by all necessary corporate action on the part of the Company, subject to the receipt of the Company Stockholder Approval. This Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at or prior to the Closing, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be when executed and delivered) duly executed and delivered by the Company and (b) assuming due authorization, execution and delivery thereof by each other party hereto and thereto, is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
2.5 No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 of the Company Schedules:
(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Charter Documents of the Company or any of its Subsidiaries, or any of the Company Stockholder Agreements, (ii) to the knowledge of the Company, conflict with or violate any applicable Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries (other than Permitted Liens) pursuant to, any Company Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract; except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, triggerings, accelerations, increases or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect.
(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (ii) applicable requirements of the Securities Act, Exchange Act, state securities laws, or Nasdaq, and the rules and regulations thereunder, (iii) the consents, approvals, authorizations, and permits described in Schedule 2.5(b) of the Company Schedules, and (iv) where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not prevent the consummation of the Merger or otherwise prevent the Company from performing its material obligations under this Agreement on a timely basis.
(c) No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other Transactions.
2.6 Compliance. To the knowledge of the Company, the Company and each of its Subsidiaries has materially complied with all, and is not in material violation of any, and is conducting its business in material compliance with all, applicable Legal Requirements. Neither the Company nor any of its Subsidiaries is in default or violation of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any applicable Legal Requirements has been received by the Company or any of its Subsidiaries (and the Company has no knowledge of any such notice delivered to any other Person).

2.7 Permits. (i) To the knowledge of the Company, the Company and each Subsidiary, as applicable, collectively hold all permits necessary to lawfully conduct the business of the Company and each Subsidiary as presently conducted, or as currently contemplated, and to own, lease and operate its assets and properties, including permits, approvals, clearances, registrations, and listings required by any Governmental Entity, including the FDA, or pursuant to any Health Care Regulatory Law (collectively, the “Permits”), (ii) all such Permits are in full force and effect, and no suspension or cancellation of any of the Permits is pending or, to the Company’s knowledge, threatened, and (iii) all Permits are renewable by their terms in the ordinary course of business. The Company has made available to BRPA or BRPA’s counsel true, correct and complete copies of all material Permits. Neither the Company nor any Subsidiary, as applicable, is in material violation of the terms of any Permit. To the knowledge of the Company, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, any modification or termination of any such Permits.
2.8 Financial Matters.
(a) Financial Statements. BRPA or its counsel has been furnished with each of the following:
(i) the audited and consolidated balance sheets of the Company as of December 31, 2018 and 2019 and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of the Company for the fiscal years then ended, accompanied by any notes thereto (collectively, the “Company Annual Financial Statements”); and
(ii) the unaudited consolidated balance sheet of the Company for the three and nine month period ended as of September 30, 2020 (the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statement of income of the Company for the quarter then ended (the “Company Interim Financial Statements” and, together with the Company Annual Financial Statements, the “Company Financial Statements”).
(b) Compliance with U.S. GAAP. The Company Financial Statements (including any notes thereto) (i) accurately reflect in all material respects, (ii) have been prepared, in all material respects, in accordance with U.S. GAAP consistently applied, and (iii) fairly present, in all material respects, the consolidated financial position and results of operations of the Company and each of its Subsidiaries on the dates and for the periods specified therein, all in accordance with U.S. GAAP (subject, in the case of the Company Interim Financial Statements, to the absence of statements of cash flows and shareholders’ equity and footnotes and, in each case, to normal year-end audit adjustments which are not expected to be material). The Company and its Subsidiaries have never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).
(c) Absence of Undisclosed Liabilities. There is no liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with U.S. GAAP and in accordance with past practice, except for liabilities and obligations (i) reflected or reserved for Most Recent Balance Sheet or disclosed in the notes thereto, (ii) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of the operation of business of the Company and its Subsidiaries, (iii) disclosed in the Company Schedules (including Section 2.8(c) of the Company Schedules), (iv) arising under this Agreement or the performance by the Company of its obligations hereunder, or (v) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(d) Controls. The Company has established and maintained a system of internal accounting controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company Financial Statements for external purposes in accordance with U.S. GAAP.
(e) Auditor. To the Company’s knowledge, the auditor engaged by the Company with respect to the Company Financial Statements has at all required times since the date of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.
(f) CARES Act. Schedule 2.8(f) of the Company Schedules sets forth all Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) stimulus fund programs in which the Company or its Subsidiaries are participating and the amount of funds received and/or requested for each such program (the “Stimulus Funds”). The Company and each Subsidiary have maintained accounting records associated with the Stimulus Funds in compliance with applicable Legal Requirements and related guidance. The Company and each Subsidiary have used reasonable best efforts to utilize all such Stimulus Funds received in accordance with all applicable Legal Requirements.
(g) Off-Balance Sheet Arrangements. Except as set forth in Schedule 2.8(g) of the Company Schedules, neither the Company nor any Subsidiary has entered into any material off-balance sheet transactions.
2.9 Absence of Certain Developments. From the Most Recent Balance Sheet Date to the date hereof, (a) there has not been a Company Material Adverse Effect, (b) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business (aside from steps taken in contemplation of the Merger), and (c) neither the Company nor its Subsidiaries has taken any action that would have required the prior written consent of BRPA under Section 4.1 if such action had been taken during the Interim Period.
2.10 Condition and Sufficiency of Assets. The Company or one of its Subsidiaries has good and valid title to, or a valid leasehold interest in, or adequate rights to use, all buildings, machinery, equipment, and other tangible assets which are necessary for the conduct of its or their business as currently conducted and are shown on the Interim Financial Statement or acquired after the Most Recent Balance Sheet Date (the “Assets”). The Assets are free and clear of all Liens, except for Permitted Liens, except for Assets disposed of in the ordinary course of business since the Most Recent Balance Sheet Date and except in the case of any non-owned Asset, for Liens contained in the Company Contract to use such Asset. Each Asset has been maintained in the ordinary course of business, is in good operating condition, subject to normal wear and tear, and is suitable for the purposes for which it is currently used.
2.11 Litigation. Except as set forth in Schedule 2.11 of the Company Schedules, there are no claims, suits, actions or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, in each case that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
2.12 Employee Benefit Plans.
(a) Schedule 2.12(a) of the Company Schedules lists all material Plans. “Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any plan, fund (including any superannuation fund, or other similar program or arrangement established or maintained outside of the United States primarily for the benefit of employees residing outside of the United States), and any other material employee compensation, deferred compensation, incentive, severance, change in control, retirement, death, disability, medical, or employee benefit plan, program, policy or other arrangement covering any active or former employee, director or consultant of the Company or any Subsidiary, in each case, with respect to which the Company or any Subsidiary has liability, other than (i) standard employment or consulting agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 calendar days or such longer period as may be required by Legal Requirements, (ii) any plan, program, policy or other arrangement that is sponsored or maintained by a Governmental Entity or (iii) any plan, program, policy or other arrangement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and the Subsidiaries have no remaining liabilities. All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the Legal Requirements which are applicable to such Plans, and all contributions required to be made with respect to the Plans as of the date of this Agreement have been made or, if not yet due, are reflected in the Company Financial Statements. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (x) no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan and (y) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to any Plan. Except as disclosed in Schedule 2.12(a) of the Company Schedules, each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to BRPA (other than ordinary administration expenses and amounts payable for benefits accrued but not yet paid).
(b) Except as disclosed in Schedule 2.12(b) of the Company Schedules, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, bonus or otherwise) becoming due to any shareholder, director, officer or employee of the Company or any Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(c) None of the Company, the Subsidiary, or any other Person that would be considered a single employer with the Company or a Subsidiary under the Code or ERISA sponsors or maintains a plan subject to Title IV of ERISA or Code Section 412, or contributes to or is obligated to contribute to a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA
2.13 Labor Matters.
(a) Except as set forth in Schedule 2.13(a) of the Company Schedules, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to individuals employed by the Company or the Subsidiary, as applicable, nor does the Company have knowledge of any activities or proceedings of any labor union to organize any such employees. There are no material pending grievances or similar proceedings involving the Company or its Subsidiaries and any of its employees subject to a collective bargaining agreement or other labor union contract, or any continuing obligations of the Company or any Subsidiary pursuant to the resolution of any such proceeding that is no longer pending. No work stoppage, slowdown, strike, or lockout with respect to any employees of the Company or its Subsidiaries has occurred, is pending, or, to the knowledge of the Company, is threatened.
(b) Other than as set forth in Schedule 2.13(b) of the Company Schedules, each employee of the Company and its Subsidiaries is terminable “at will” subject to applicable severance entitlements or notice periods as set forth by applicable Legal Requirement or in any applicable employment agreement, and there are no agreements between the Company or any Subsidiary and any of its employees that their employment will be for any particular period.
(c) To the knowledge of the Company, none of the officers of the Company or any of its Subsidiaries presently intends to terminate his or her employment with the Company. The Company and its Subsidiaries are in compliance in all material respects and, to the Company’s knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company or Subsidiary, as applicable, and such individuals.
(d) To the knowledge of the Company, the Company and each of its Subsidiaries is in compliance in all material respects with all Legal Requirements applicable to its employees, respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, and employee health and safety and is not liable for any arrears of wages or penalties with respect thereto. All amounts that the Company or any Subsidiary is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid, and neither the Company nor any Subsidiary have any material outstanding obligation to make any such deduction, transfer, withholding or payment. There are no pending, or to the Company’s knowledge, threatened material claims or actions against the Company or the Subsidiary by any employee in connection with such employee’s employment or termination of employment by the Company or any Subsidiary.
(e) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, no employee or former employee of the Company or any Subsidiary is owed any wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as accrued vacation, recreation leave and severance pay).
2.14 Restrictions on Business Activities. Except as disclosed in Schedule 2.14 of the Company Schedules, there is no agreement, commitment, exclusive license, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their respective assets or to which the Company or any of its Subsidiaries is a party which has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted.
2.15 Title to Property.
(a) Except as set forth in Schedule 2.15(a) of the Company Schedules, neither the Company nor any Subsidiary owns or leases any real property and there are no options or other contracts under which the Company or any Subsidiary has a right or obligation to acquire or lease any interest in real property.
(b) All material personal property and other material property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”), are shown or reflected on the Most Recent Balance Sheet, to the extent required by U.S. GAAP applied on a consistent basis in accordance with past practice, other than those entered into or acquired on or after the Most Recent Balance Sheet Date in the ordinary course of business. The Company and its Subsidiaries have good and marketable title to the Personal Property owned by them, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens. The Personal Property is structurally sound, in good operating condition, ordinary wear and tear excepted, and is suitable for the uses to which it is being put.
(c) All material leases pursuant to which the Company and/or one of its Subsidiaries leases from others real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default).
(d) Each of the Company and its Subsidiaries is in possession of, or has good and valid title to, or a valid leasehold interest in, or adequate rights to, all properties, assets and rights (other than Intellectual Property Rights, which are governed exclusively by Section 2.19) which are necessary for the effective conduct of its business, as it is currently operated and expected to be operated in the future. Each such property, asset, and right is shown on the Most Recent Balance Sheet, has been maintained in the ordinary course of business, is in good operating condition subject to normal wear and tear, and is suitable for the purposes for which it is currently used.
2.16 Taxes. Except as set forth in Schedule 2.16 of the Company Schedules:
(a) The Company and its Subsidiaries have timely filed all material returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by them with any Tax authority prior to the date hereof (after giving effect to any valid extensions of time in which to make such filings). All such Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have paid all material amounts of Taxes shown to be due and payable on such Returns.
(b) All material amounts of Taxes that the Company and its Subsidiaries are required by applicable Legal Requirements to withhold or collect have been duly withheld or collected and have been timely paid over to the proper Governmental Entity to the extent due and payable.
(c) The Company and its Subsidiaries have not been delinquent in the payment of any material amount of Tax nor is there any material Tax deficiency outstanding, proposed or assessed by a taxing authority against the Company or any of its Subsidiaries (other than any deficiencies that have since been resolved), nor has the Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material amount of Tax.
(d) No material audit or other examination of any Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.
(e) No material adjustment relating to any Returns filed by the Company or any of its Subsidiaries has been formally proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.
(f) Neither the Company nor any of its Subsidiaries has taken any action or is aware of any fact or circumstance that, to the Company’s knowledge, would reasonably be expected to prevent or impede, the Merger from qualifying as a reorganization governed by Section 368 of the Code.
(h) Schedule 2.16(h) of the Company Schedules sets forth the total amount of Taxes the payment of which has been deferred under the authority of Section 2302 of the CARES Act.
2.17 Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability of the Company and its Subsidiaries, taken as a whole: (i) the Company and its Subsidiaries have complied with applicable Environmental Laws; (ii) none of the Company or its Subsidiaries or, the knowledge of the Company, any third party has caused any properties currently owned, leased or operated by the Company or its Subsidiaries to be contaminated with any Hazardous Substances; (iii) the properties formerly owned, leased or operated by the Company or its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by the Company or its Subsidiaries; (iv) as of the date hereof, none of the Company or its Subsidiaries has received notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) as of the date hereof, none of the Company or its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any Subsidiary may be in material violation of or have material liability under any Environmental Law; and (vi) none of the Company or its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

2.18 Brokers. Except as set forth in Schedule 2.18 of the Company Schedules, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, and has not entered into any contract, agreement, understanding, arrangement, or commitment pursuant to which BRPA or the Surviving Corporation, or any of its or their direct or in indirect Subsidiaries, could incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions, or any similar charges in connection with this Agreement or the Transactions.
2.19 Intellectual Property.
(a) Non-Infringement. Except as set forth on Schedule 2.19(a) of the Company Schedules: (i) the use, practice or other exploitation of the Company Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company or any Subsidiary, (ii) the development, manufacturing, licensing, sublicensing, marketing, importation, offer for sale, sale or use of any Company Product as conducted and as proposed to be conducted, and (iii) any of the Company’s or its Subsidiaries’ business practices and methods and proposed business practices and methods, in each case, to the knowledge of the Company, (A) have not infringed upon, misappropriated or otherwise constituted an unauthorized use of or otherwise violated the Intellectual Property Rights of any Person, (B) do not infringe upon, misappropriate, constitute an unauthorized use of or otherwise violate the Intellectual Property Rights of any Person, and (C) if any Company Products in development were to be manufactured, licensed, marketed, imported, offered for sale, sold or used as of the date hereof, would not infringe upon, misappropriate, constitute an unauthorized use of or otherwise violate the Intellectual Property Rights of any Person. Neither the Company nor any Subsidiary has received any charge, complaint, claim, demand or notice alleging any infringement, misappropriation, or violation of the Intellectual Property Rights of any Person. Except as set forth on Schedule 2.19(a) of the Company Schedules, (x) the Company IP Registrations are not the subject of any challenge and (y) to the Company’s knowledge, no Person is materially infringing upon any of the Company Intellectual Property.
(b) Scheduled Intellectual Property Rights. Schedule 2.19(b) of the Company Schedules identifies all registered patents, trademarks, and copyrights, and all applications, certificates, filings, provisionals, or other documents relating to patents, trademarks, or copyrights, and domain names owned by the Company or any Subsidiary (collectively, the “Company IP Registrations”). Each of the Company IP Registrations is valid and subsisting. The Company or one of its Subsidiaries exclusively owns and possesses all right, title and interest in and to the Company IP Registrations, free and clear of all Liens. All necessary fees and filings with respect to any Company IP Registrations have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company IP Registration in full force and effect. No issuance or registration obtained and no application filed by the Company for any Company IP Registration has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application and where such decision would not have a Company Material Adverse Effect. There are no pending proceedings by or before any Governmental Entity that relate to the validity or enforceability of any of the Company IP Registrations and, to the Company’s knowledge, no such proceedings are threatened by any Person. To the Company’s knowledge, no current or former officer, employee, or contractor of the Company or any Subsidiary has misrepresented, or failed to disclose, and there have not been any misrepresentations of or failures to disclose, any facts or circumstances in any patent application for any Company IP Registrations that would constitute fraud or a misrepresentation with respect to such patent application, or that would otherwise affect the validity or enforceability of any Company IP Registrations.
(c) IP Contracts. Schedule 2.19(c) of the Company Schedules lists each Company Contract (i) under which the Company or any of its Subsidiaries uses or licenses Intellectual Property Rights that any third-party owns, other than off-the-shelf software (the “Inbound IP Contracts”) and (ii) under which the Company or any Subsidiary has granted to any Person any right or interest in any Company Intellectual Property, including settlement agreements and covenants not to sue (the “Outbound IP Contracts”, and together with the Inbound IP Contracts, the “IP Contracts”). Except as set forth in Schedule 2.19(c) of the Company Schedules, neither the Company nor any Subsidiary is (and with the passage of time, the giving of notice or both, will be) required or obligated to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property Rights, or any other Person, with respect to the use thereof or in connection with the conduct of the business of the Company and its Subsidiaries as conducted or proposed to be conducted (including the development, manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, and future manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, of any Company Products, including Company Products in development).
(d) Company IP. Except as set forth on Schedule 2.19(d) of the Company Schedules, the Company Intellectual Property includes all of the Intellectual Property Rights used by the Company and each Subsidiary to conduct its business and, to the Company’s knowledge, includes all of the Intellectual Property Rights used by the Company or any Subsidiary to conduct its business in the manner proposed to be conducted (including the research, manufacturing, licensing, marketing, importation, sale, offer for sale or use and future research, manufacturing, licensing, marketing, importation, sale, offer for sale or use, of any Company Product in development). Except as set forth on Schedule 2.19(d) of the Company Schedules, the Company or a Subsidiary (i) is the sole and exclusive owner of all right, title and interest in and to or (ii) has valid, exclusive and continuing rights to develop, manufacture, license, sublicense, market, import, sell, offer or use as the case may be, the Company Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens). No Company Intellectual Property is subject to (i) any judicial or administrative action, suit, litigation, arbitration, proceeding, Company Contract, or order of a Governmental Entity that restricts the use, transfer or licensing thereof by the Company or its Subsidiaries (other than restrictions contained in the IP Contracts disclosed in Schedule 2.19(c) of the Company Schedules), or (ii) which may affect the validity, use or enforceability of such Company Intellectual Property.
(e) Know-how. The Company and each Subsidiary, as appropriate, has used reasonable best efforts to protect the secrecy and confidentiality of all know-how included in the Intellectual Property Rights of the Company or Subsidiary. To the Company’s knowledge, neither the Company nor any of its Subsidiaries has disclosed to any Person (including any employees, contractors, and consultants) any such know-how except under a confidentiality agreement or other legally binding confidentiality obligation, and to the Company’s knowledge, there has not been any breach by any party to any such confidentiality agreement. The Company and each Subsidiary has required all Persons (including any current or former employees, contractors, and consultants) who create or develop or have created or developed any material registered or applied for Intellectual Property Rights for the benefit of the Company or such Subsidiary to assign, and all such Persons have assigned, to the Company or Subsidiary, as applicable, (by present assignment) all of such Person’s rights in such registered or applied for Intellectual Property Rights.
(f) No Government or University Funding. Except as set forth in Schedule 2.19(f) of the Company Schedules, no (i) government funding or governmental grants; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person was used in the development of the Company Intellectual Property. Except as set forth in Schedule 2.19(f) of the Company Schedules, to the knowledge of the Company, no employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any of the Company Intellectual Property, has performed services for or otherwise was under restrictions resulting from his/her relations with any government, university, college or other educational institution or research center during a period of time during which any of the Company Intellectual Property were created or during such time that such employee, consultant or independent contractor was also performing services for or for the benefit of the Company, nor has any such person created or developed any of the Company Intellectual Property with any governmental grant.
(g) Data Privacy.
(i) To the Company’s knowledge, there has not been any “data breach” (as defined by applicable Information Privacy and Security Laws), security breach, “security incident” or “breach of unprotected health information” (as such terms are defined by HIPAA), or material unauthorized access, use, loss, disclosure, or publication of any Personal Confidential Information or Protected Health Information owned, used, maintained, received, or controlled by or on behalf of the Company or any Subsidiary, including any unauthorized access, use, disclosure, or publication of Personal Confidential Information or Protected Health Information that would constitute a breach for which notification to individuals and/or Governmental Entities is required under any applicable Information Privacy and Security Laws to which the Company or such Subsidiary is subject.
(ii) The collection, maintenance, transmission, transfer, use, disclosure, storage, disposal, and security of Personal Confidential Information and Protected Health Information by the Company and each Subsidiary has complied in all material respects with (i) HIPAA, (ii) applicable Information Privacy and Security Laws, (iii) Material Company Contracts that govern Personal Confidential Information or Protected Health Information, and (iv) applicable privacy policies of the Company and each Subsidiary. No judicial or administrative action, suit, litigation, arbitration, proceeding is pending or, to the Company’s knowledge, threatened in writing against the Company or a Subsidiary relating to the Company’s or Subsidiary’s non-compliance with Information Privacy and Security Laws or laws concerning Protected Health Information.
2.20 Product Warranties; Product Liability.
(a) Neither the Company, any Subsidiary, nor, to the Company’s knowledge, any of its or their licensees, partners, collaborators or joint venturers has developed, manufactured, commercialized, produced, formulated, propagated, modified, customized, processed, distributed or sold any Company Product that did not comply with any express or implied warranty regarding such Company Product or that contained any unintended Hazardous Substance or that was otherwise adulterated, contaminated, mislabeled, defective, off-specification or improperly packaged or transported.
(b) To the extent any warranties are implied or imposed by any Legal Requirements, no Company Product sold, distributed, delivered or licensed by the Company, any Subsidiary, or any of its or their licensees, partners, collaborators or joint venturers is subject to any guaranty or warranty from or on behalf of the Company or any Subsidiary. No claim has been made, or to the knowledge of the Company, threatened against the Company or any Subsidiary by a customer or any other Person alleging that (i) such Company Product (A) did not comply with any express or implied warranty regarding such Company Product, (B) contained an unintended Hazardous Substance, or (C) was otherwise contaminated, adulterated, mislabeled, defective or improperly packaged or transported, or (ii) the Company, any Subsidiary, or any licensee, partner, collaborator, joint venturer, supplier, warehouse, distributor or seller of any Company Product breached any duty to warn, test, inspect or instruct of the risks, limitations, precautions or dangers related to the use, application, or transport of any such Company Product.
(c) Except as set forth in Schedule 2.20(c) of the Company Schedules, there have been no recalls, market withdrawals or replacements (voluntary or involuntary) with respect to any Company Product or any similar actions, investigations, notices or threatened recalls by any Governmental Entity with respect to any Company Product and, to the knowledge of the Company, no facts or circumstances exist that are reasonably likely to (i) result in the recall, market withdrawal or replacement of any Company Product sold or intended to be sold, or (ii) cause, as a result of any regulatory action by any Governmental Entity, (y) a material change in the labeling or packaging of any Company Product or (z) a termination or suspension of the marketing, distribution or sale of any Company Product.
(d) Except as set forth in Schedule 2.20(d) of the Company Schedules, no Person has claimed that the Company or any Subsidiary has committed any act, or failed to commit any act, which would result in, and there has been no occurrence which would reasonably give rise to, or form the basis of, whether or not covered by insurance, any (i) product liability, (ii) liability for injuries or damage to individuals or property (including without limitation any crops, animals or livestock) or (iii) liability for economic damages or losses.

2.21 Agreements, Contracts and Commitments.
(a) Schedule 2.21 of the Company Schedules sets forth a complete and accurate list of all Material Company Contracts in effect on the date of this Agreement, specifying the parties thereto. As used herein, the term “Company Contracts” means all legally binding contracts, agreements, leases, mortgages, indentures, notes, and bonds, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries may be bound (including without limitation notes for borrowed money payable to the Company or any of its Subsidiaries), and the term “Material Company Contracts” means each of the following Company Contracts:
(i) any Company Contract (or group of related Company Contracts) for the sale of Company Products or for the purchase of products or services of at least $1,000,000 per year or $1,000,000 in the aggregate;
(ii) any Company Contract with respect to a dealer, distributor, referral, or similar agreement, or any Company Contract providing for the grant by the Company of rights to market or sell Company Products on behalf of the Company to any other Person;
(iii) any Company Contract pursuant to which a partnership or joint venture was established.
(iv) any Company Contract made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any Asset or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any Company Product, or (z) pursuant to which any other Person is granted “most favored nations” pricing or customer status or similar with respect to any Company Product;
(v) any Company Contract under which clinical or non-clinical data is generated that would need to be included in any regulatory approval (or filing or application therefor);
(vi) any Company Contract (other than “shrink wrap” and similar generally available commercial end user licenses to software that have an individual acquisition cost of $100,000 or less per year) pursuant to which the Company or any Subsidiary licenses any Intellectual Property Rights used in the development, manufacturing, sale, or licensing of the Company Products, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole;
(vii) any Company Contract providing for outsourced development or joint development of any of the Company Intellectual Property;
(viii) any Company Contract that (A) purports to limit either the type of business in which the Company or any Subsidiary (or, after the Closing, BRPA) may engage, the geographic area in which any of them may engage in business, the solicitation of them of the employment of any Person or the ability of any of them to sell or purchase from any Person, or (B) would require the disposition of any Assets of the Company or any Subsidiary (or, after the Closing, BRPA);
(ix) any Company Contract containing any indemnification, warranty, support, maintenance, or service that represents a material obligation of the Company or any Subsidiary;
(x) any Company Contract under which the Company or a Subsidiary has permitted any Asset to become, or to become subject to, a Lien (other than a Permitted Lien);
(xi) any Company Contract providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits equal to or in excess of $250,000 per year;
(xii) any collective bargaining agreement with any labor union;
(xiii) any Company Contract that involves any joint venture, profit sharing, partnership, limited liability company or similar agreement or arrangement relating to the formation, creation, operation, management, or control of any such partnership or joint venture;

(xiv) any Company Contract that evidences indebtedness, whether incurred, assumed, guaranteed, or secured by any asset, of the Company or any Subsidiary, having an outstanding principal amount in excess of $1,000,000;
(xv) any Company Contract relating to the issuance of any capital stock or other securities convertible into or exchangeable for capital stock, or subscriptions, rights, warrants, or options to acquire any capital stock or any securities convertible into or exchangeable for capital stock;
(xvi) any Company Contract that involves the acquisition or disposition, directly or indirectly, by merger or otherwise, of assets with an aggregate value in excess of $1,000,000, other than in the ordinary course of business consistent with past practice, or shares or other equity interests of any other Person;
(xvii) any outstanding general or special powers of attorney executed by or on behalf of the Company or a Subsidiary;
(xviii) any Company Contract under which the Company or a Subsidiary has advanced or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any of its Affiliates, shareholders, members, officers, managers, members of the board of directors or board of managers, or employees, other than in the ordinary course of business;
(xix) any guaranty by the Company, a Subsidiary, or any Affiliate of the foregoing, of any obligation of a third party in excess of $500,000;
(xx) any obligation to register any securities of the Company with any Governmental Entity; and
(xxi) any Company Contract which is a “material contract,” as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC.
(b) The Company has made available to BRPA copies of each Material Company Contract that are accurate and complete, in each case, as amended or otherwise modified and in effect.
(c) Each Material Company Contract is in full force and effect and is enforceable against each party to such Material Company Contract, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Neither the Company, a Subsidiary, nor, to the Company’s knowledge, any other party to any Material Company Contract is in material breach or violation of, or default under, or has repudiated any provision of, any Material Company Contract and no event has occurred which, with notice or lapse of time or both, would become a breach or default under a Material Company Contract.
2.22 Insurance. Schedule 2.22 of the Company Schedules sets forth the Company’s and its Subsidiaries’ material Insurance Policies. With respect to each such Insurance Policy required to be listed on Schedule 2.22 of the Company Schedules: (i) all premiums due have been paid, (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, and (iv) no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals. The coverages provided by such Insurance Policies are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations
2.23 Interested Party Transactions. Except as set forth in the Schedule 2.23 of the Company Schedules, (a) no Insider or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) advances or reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, (iii) for other employee benefits made generally available to all employees, or (iv) arms’ length relationships between the Company or any of its Subsidiaries, on the one hand, and an Affiliate of an Insider, on the other hand and (b) to the Company’s knowledge, no Insider has a beneficial interest in any Company Contracts (other than such contracts as relate to the acquisition of capital stock or other securities of the Company or any Company Contract of employment).
2.24 Registration Statement. None of the information relating to the Company or its Subsidiaries to be supplied by the Company, or by any other Person acting on behalf of the Company at its direction, in writing specifically for inclusion in the Registration Statement will, as of the date the Registration Statement (or any amendment or supplement thereto) is first mailed to the BRPA Stockholders, at the time of the BRPA Special Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 2.24, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.
2.25 Certain Business Practices.
(a) Neither the Company nor any of its Subsidiaries or Affiliates acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or similar anti-corruption or bribery law of any other jurisdiction, or (iii) directly or indirectly given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, government employee or other Person who is or may be in a position to help or hinder the Company or any Subsidiary or assist the Company or any Subsidiary in connection with any actual or proposed transaction.
(b) The operations of the Company and each Subsidiary are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity in all material respects, and no action involving the Company with respect to the any of the foregoing is pending or, to the knowledge of the Company, threatened.
(c) Neither the Company, any Subsidiary, nor any of its or their directors or officers, or, to the knowledge of the Company, any other Person acting on behalf of the Company, (i) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union or any member state of the European Union (collectively, “Sanctions”), (ii) is located, organized, or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory, (iii) has in the last five years, directly or indirectly, used any funds or loaned, contributed, or otherwise made available such funds to any Person in connection with any sales or operations in any country targeted under Sanctions (including, but not limited to, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria), or for the purpose of financing the activities of any Person the subject of or otherwise in violation of, any Sanctions, in each case in violation of applicable Sanctions.
(d) The Company is currently in compliance with, and has complied with, all Export Control Laws applicable to it. Without limiting the foregoing: (i) the Company has obtained all material export licenses and other material approvals required for its exports of products required by any Export Control Law and all such approvals and licenses are in full force and effect; (ii) the Company is in compliance with the terms of such applicable export licenses or other approvals; and (ii) there are no claims pending or threatened in writing against the Company with respect to such export licenses or other approvals.
2.26 FDA and EMEA Approval.
(a) Schedule 2.26(a) of the Company Schedules sets forth the development and testing phase for each Company Product. To the Company’s knowledge, all Company Products are being and have been researched, developed, designed, manufactured, tested, prepared, assembled, packaged, labeled, stored, processed, distributed, and marketed in material compliance with all applicable Health Care Regulatory Laws, including those rules and regulations enacted by any federal, state, or foreign Governmental Entity relating to investigational use, premarket clearance or approval, good laboratory practice, good tissue practice, good clinical practice, good manufacturing practice, labeling, advertising, promotion, recordkeeping, filing of reports, and security.
(b) To the Company’s knowledge, the preclinical and clinical testing, manufacture, labeling, distribution, promotion and sale of the Company Products, whether conducted by or on behalf of the Company, or sponsored by the Company, are and were in material compliance with all Legal Requirements including, but not limited to, FDA’s good laboratory practice regulations at 21 C.F.R. Part 58 and good clinical practice regulations at 21 C.F.R. Parts 50, 54, 56, 11, 312, and 314. The descriptions of the results of such tests and trials provided to BRPA or BRPA’s counsel are complete and accurate in all material respects. The Company is not aware of any studies, tests, or trials the results of which reasonably call into question the results of the tests and trials conducted by or on behalf of the Company. There have been no serious or unanticipated adverse effects associated with the Company Products during clinical studies that have not been reported to the applicable Governmental Entity as required by applicable Legal Requirements. The Company has not received notice of adverse finding, warning letter, or clinical hold notice from an IRB, IEC, FDA, EMEA, or similar Governmental Entity, or any untitled letter or other correspondence or notice from the FDA or any other Governmental Entity or any institutional or ethical review board alleging or asserting noncompliance with any Health Care Regulatory Laws applicable in any jurisdiction. No human clinical trial conducted or sponsored by or on behalf of the Company or on the Company Products has been terminated or suspended by an IRB or IEC, FDA, EMEA, or any other applicable Governmental Entity or any review board.
(c) Neither the Company, any Subsidiary, or, to the Company’s knowledge, any officer, director, employee or contractor thereof has made any untrue statement of a material fact, or failed to disclose a material fact required to be disclosed, to the FDA, EMEA, or other similar Governmental Entity.
(d) Except as set forth in Schedule 2.26(d) of the Company Schedules, the Company has not received any written notices or statements from the FDA, the EMEA, or any other Governmental Entity, and otherwise has no knowledge or reason to believe, that (i) any Company Product is reasonably likely to be rejected or determined to be non-approvable; (ii) a delay in time for review or approval of a marketing authorization application or marketing approval application in any jurisdiction for any Company Product is reasonably likely to be required, requested or being implemented; or (iii) any license, approval, permit or authorization to conduct any clinical trial of, or market, any product or Company Product has been or is reasonably likely to be suspended, revoked, modified or limited.
(e) There are no citations, decisions, adjudications or statements, in each case issued in writing, by any Governmental Entity, and neither the Company nor any Subsidiary is subject to any order asserting that any Company Product is defective or unsafe in any material respect, resulting from design defects or otherwise, or fails in any material respect to meet any standards promulgated by any rule or regulation promulgated by any Governmental Entity.
(f) Except as set forth in Schedule 2.26(f) of the Company Schedules, the Company has not, either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field correction, market withdrawal or replacement, safety alert, warning or “dear doctor” letter, investigator notice, or other notice or action relating to an alleged or potential lack of safety or efficacy of any Company Product, any alleged product defect in any Company Product, or any violation of any Legal Requirements or any clinical trial or marketing Permit for any Company Product, and the Company is not aware of any facts or information that would cause it to initiate any such notice or action and has no knowledge or reason to believe that the FDA, the EMEA or any other Governmental Entity or any IRB or IEC or other non-governmental authority intends to impose, require, request or suggest such notice or action.
(g) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor any of its Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that (i) could result in a debarment or exclusion under 21 U.S.C. § 335a, (ii) could result in disqualification under FDA investigator disqualification proceedings, (iii) is subject to FDA’s Application Integrity Policy, (iv) is subject to any enforcement proceeding arising from material false statements to FDA pursuant to 18 U.S.C. § 1001, or (v) any similar applicable Legal Requirements. To the knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company, any of its Subsidiaries or any of their respective officers, employees or agents.
2.27 Health Care Regulatory Compliance.
(a) Except as set forth in Schedule 2.27(a) of the Company Schedules, the Company and each Subsidiary is operating and has operated in material compliance with the Health Care Regulatory Laws. Except as set forth in Schedule 2.27(a) of the Company Schedules, neither the Company, any Subsidiary, or any Affiliate thereof has received any written or oral notice or complaint from a Governmental Entity or any other Person, that allege that the Company or such Subsidiary is not in compliance with any such Health Care Regulatory Laws and that have not been addressed to the satisfaction of such Governmental Entity or complainant.
(b) Neither the Company nor any Subsidiary, or its or their officers or directors, nor, to the Company’s knowledge, any employees or independent contractors of the Company or the Subsidiary, has been excluded, debarred, or suspended from, or otherwise determined to be or identified as ineligible to participate in, any Health Care Program, or convicted of any crime relating to any Health Care Program, and the Company has not received, and to the Company’s knowledge, no officer, director, employee, or independent contractor of the Company has received, any written notice that the Company or such Subsidiary is the subject of any investigation or review regarding its participation in any Health Care Program. Neither the Company nor any Subsidiary, or its or their officers or directors, nor, to the Company’s knowledge, any employees or independent contractors of the Company or such Subsidiary is listed on the Office of Inspector General’s exclusion list, the General Services Administration’s Lists of Parties Excluded from Federal Procurement and Non-procurement Programs, any state Medicaid exclusion list, or similar lists in any jurisdiction in which the Company or a Subsidiary operates.
(c) Neither the Company nor any Subsidiary has been the subject of or received, or has knowledge of any pending or, to the Company’s knowledge, threatened: (i) compliance, disciplinary or enforcement action from any Governmental Entity; (ii) any written notice of noncompliance with or alleged violation of any Health Care Regulatory Laws; or (iii) material finding from an inspection by a Governmental Entity. No Person has filed or, to the Company’s knowledge, has threatened to file against the Company or any Subsidiary any claim under any federal or state whistleblower statute, including without limitation, the Federal False Claims Act (31 U.S.C. §§ 3729 et seq.).

(d) Neither the Company nor any Subsidiary has offered, paid, solicited, or received remuneration in return for referring an individual to or from any customer for the furnishing of any item or service reimbursed under Health Care Programs, subject to applicable safe harbors. All discounts or rebates provided to customers satisfy the requirements of the safe harbor to the Anti-Kickback Statute, 42 C.F.R. § 1001.952(h).
2.28 Board Approval. The board of directors of the Company (the “Company Board”) (including any required committee or subgroup thereof), by resolutions duly adopted, has (a) determined that this Agreement and the Transactions are advisable and in the best interest of the Company and the Company Stockholders, (b) approved this Agreement and the Transactions in accordance with the Company Certificate of Incorporation and declared their advisability, and (c) resolved to recommend that the stockholders of the Company approve and adopt each of the matters requiring Company Stockholder Approval and directed that this Agreement and the Transactions be submitted for consideration by the Company Stockholders in accordance with Section 5.16.
2.29 Company Stockholder Approval. The approval and adoption of this Agreement and the approval of the Transactions by the Company Stockholders requires the affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an “as-converted” to Company Common Stock basis , (ii) two-thirds of the outstanding shares of Company Series A Preferred Stock, voting as a separate class and (iii) a two-thirds of the outstanding shares of Company Series B Preferred Stock, voting as a separate class, in each case, given in writing or at a meeting in accordance with the Company Certificate of Incorporation (collectively, the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote of holders of securities of the Company necessary to approve the Merger.
2.30 No Additional Representations and Warranties; No Reliance. Except as provided in this Article II (as modified by the Company Schedules), neither the Company, any Subsidiary, any of their respective Affiliates, nor any of their respective directors, officers, employees, shareholders, or representatives has made, or is making, any representation or warranty whatsoever to BRPA or its Affiliates, and no such Party shall be liable in respect of the accuracy or completeness of any information provided to BRPA or its Affiliates. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Schedules), neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to BRPA, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to BRPA, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed. The Company acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of BRPA; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of BRPA for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in Article III (as modified by the BRPA Schedules), it is not relying on any representations and warranties from any Person in connection with the Transactions. Neither BRPA nor Merger Sub nor any of its or their respective stockholders, Affiliates or Representatives shall have any liability to the Company or any of its stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions except as set forth in this Agreement and the Ancillary Agreements.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BRPA AND MERGER SUB
Except as set forth in the BRPA’s disclosure letter delivered by BRPA to the Company in connection with this Agreement (the “BRPA Schedules”) (each Schedule of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), each of BRPA and Merger Sub hereby represents and warrants to the Company as follows:
3.1 Organization and Qualification.
(a) Each of BRPA and Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted; and (ii) is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Complete and correct copies of the Charter Documents of BRPA and Merger Sub, as amended and currently in effect, have been made available to the Company or Company’s counsel.
(b) BRPA is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which BRPA is so qualified or licensed is listed in Schedule 3.1(b) of the BRPA Schedules.
3.2 Subsidiaries. Other than as set forth in Schedule 3.2 of the BRPA Schedules, BRPA has no direct or indirect Subsidiaries or participations in joint ventures or other entities. BRPA does not own, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person.
3.3 Capitalization.
(a) The authorized capital stock of BRPA as of the date of this Agreement consists of 100,000,000 shares of BRPA Common Stock and 1,000,000 shares of BRPA Preferred Stock. No BRPA Preferred Stock is issued and outstanding. Schedule 3.3(a) of the BRPA Schedules sets forth the issued and outstanding BRPA Common Stock, BRPA Rights, BRPA Warrants, BRPA Units, and BRPA unit purchase options and each other option, warrant, purchase right, conversion, right, exchange right, or other BRPA Contract exercisable for, exchangeable for, or convertible into capital stock of BRPA as of the date of this Agreement. All of the foregoing issued and outstanding equity interests of BRPA have been duly authorized, are validly issued, free and clear of all Liens, in compliance in all respects with all Legal Requirements, fully paid and non-assessable, have not been issued in violation of any preemptive or subscription rights, and are not subject to any preemptive or subscription rights that will survive the Closing Date. BRPA has no issued or outstanding equity interests other than the equity interests that are that set forth on Schedule 3.3(a) of the BRPA Schedules. All shares of BRPA Common Stock subject to issuance, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and nonassessable, free and clear of all Liens, and will have not been issued in violation of any preemptive or subscription rights, and are not subject to any preemptive or subscription rights that will survive the Closing Date. All outstanding shares of BRPA Common Stock, BRPA Warrants, and BRPA Rights have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable Legal Requirements, and (y) all requirements set forth in any applicable BRPA Contracts and Charter Documents.
(b) Except as provided for in this Agreement or as set forth in Schedule 3.3(b) of the BRPA Schedules, there are no subscriptions, options, warrants, convertible notes, derivative securities, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which BRPA is a party or by which it is bound obligating BRPA to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of BRPA or obligating BRPA to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement. BRPA does not have any outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the BRPA Stockholders on any matter.
(c) Except as set forth in Schedule 3.3(c) of the BRPA Schedules or as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings to which BRPA or Merger Sub is a party or by which BRPA or Merger Sub is bound with respect to any BRPA Securities.
(d) Except as provided for in this Agreement or as set forth in Schedule 3.3(d) of the BRPA Schedules, as a result of the consummation of the Merger, no shares of capital stock, warrants, options, or other securities of BRPA or Merger Sub are issuable and no rights in connection with any shares, warrants, options, or other securities of BRPA or Merger Sub accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
(e) Except as provided for in this Agreement or as set forth in Schedule 3.3(e) of the BRPA Schedules, no outstanding BRPA Securities are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with BRPA.
(f) The authorized and outstanding capital stock of Merger Sub is 1,000 shares of common stock, par value $0.0001 per share. BRPA owns all of the outstanding common stock of Merger Sub, free and clear of all Liens.
3.4 Authority Relative to this Agreement.
(a) Each of BRPA and Merger Sub has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which BRPA or Merger Sub, respectively is (or with respect to Ancillary Agreements to be entered into at or prior to the Closing, will be) a party and, subject to the receipt of the BRPA Stockholder Approval, to consummate the Merger. The execution and delivery of this Agreement and each Ancillary Agreement by BRPA and Merger Sub, respectively, has been (or with respect to Ancillary Agreements to be entered into at the Closing, will be) duly authorized by all necessary corporate action on the part of BRPA and Merger Sub, subject to the receipt of the BRPA Stockholder Approval. This Agreement and each Ancillary Agreement to which BRPA or Merger Sub, respectively, is (or with respect to Ancillary Agreements to be entered into at or prior to the Closing, will be) a party (i) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be when executed and delivered) duly executed and delivered by BRPA and Merger Sub and (ii) assuming due authorization, execution and delivery thereof by each other party hereto and thereto, is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) enforceable against BRPA and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
(b) The board of directors of BRPA (the “BRPA Board”) has, as of the date of this Agreement, unanimously (i) determined that this Agreement and the Transactions are advisable and in the best interests of BRPA and its stockholders, (ii) approved this Agreement and the Transactions in accordance with the Charter Documents of BRPA and declared their advisability, (iii) approved the Transactions as a Business Combination, (iv) determined that the fair market value of the Company is equal to at least 80% of the balance held in the Trust Fund (excluding taxes payable on the income earned on the Trust Fund) as of the date hereof, and (v) resolved to recommend that the stockholders of BRPA approve each of the matters requiring BRPA Stockholder Approval and directed that this Agreement and the Transactions, be submitted for consideration by the stockholders of BRPA at the BRPA Special Meeting.
(c) The board of directors of Merger Sub has approved and declared advisable, this Agreement and the Transactions, and BRPA, in its capacity as the sole stockholder of Merger Sub shall approve and adopt this Agreement by written consent immediately following its execution.
(d) The affirmative vote of (i) holders of a majority of the outstanding shares of BRPA Common Stock present and entitled to vote at the BRPA Special Meeting shall be required to approve the Transaction Proposal, (ii) holders of a majority of the outstanding shares of BRPA Common Stock cast at the BRPA Special Meeting shall be required to approve the Nasdaq Proposal and the BRPA Plan Proposal and (iii) holders of a majority of the outstanding shares of BRPA Common Stock shall be required to approve the A&R Charter Proposal, in each case, assuming a quorum is present, are the only votes of any of BRPA’s capital stock necessary in connection with the entry into this Agreement by BRPA, and the consummation of the Transactions, including the Merger (the approval by BRPA Stockholders of all of the foregoing, collectively, the “BRPA Stockholder Approval”)
3.5 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement and each Ancillary Agreement to which BRPA and Merger Sub are party by BRPA and Merger Sub does not and will not, and the consummation by BRPA and Merger Sub of the transactions contemplated hereby and thereby does not and will not, and the performance of this Agreement and each such Ancillary Agreements by BRPA and Merger Sub shall not: (i) conflict with or violate their respective Charter Documents, (ii) conflict with or violate any applicable Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair BRPA’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of BRPA or Merger Sub (other than Permitted Liens) pursuant to, any BRPA Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any BRPA Contract, including any “change in control” or similar provision of any BRPA Contract, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a BRPA Material Adverse Effect.
(b) The execution and delivery of this Agreement and each Ancillary Agreement by BRPA and Merger Sub do not and will not, and the performance of their respective obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which BRPA or Merger Sub is qualified to do business, (ii) the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Merger or otherwise prevent BRPA or Merger Sub from performing its material obligations under this Agreement on a timely basis.
3.6 Compliance. Except as set forth in Schedule 3.6 of the BRPA Schedules, each of BRPA and Merger Sub has complied with all, and is not in violation of any, applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. The businesses and activities of BRPA and Merger Sub have not been and are not being conducted in violation of any applicable Legal Requirements. Neither BRPA nor Merger Sub is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 3.6 of the BRPA Schedules, no written notice of non-compliance with any applicable Legal Requirements has been received by BRPA or Merger Sub (and BRPA has no knowledge of any such notice delivered to any other Person).
3.7 BRPA SEC Reports and Financial Statements.
(a) Except as set forth in Schedule 3.7(a) of the BRPA Schedules, BRPA has timely filed all required registration statements, reports, schedules, forms, statements and other documents filed by BRPA with the SEC since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “BRPA SEC Reports”). None of the BRPA SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to BRPA or the BRPA SEC Reports. To the knowledge of BRPA, as of the date hereof, (i) none of the BRPA SEC Reports is the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any BRPA SEC Report.
(b) The audited financial statements of BRPA (“BRPA Audited Financial Statements”) and unaudited interim financial statements of BRPA (“BRPA Unaudited Financial Statements” and, together with the BRPA Audited Financial Statements, the “BRPA Financial Statements”) (including, in each case, the notes and schedules thereto) included in the BRPA SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and Regulation S-X or Regulation S-K, as applicable, and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments, the effect of which are not, individually or in the aggregate, material, and the absence of complete footnotes to the extent permitted by Regulation S-X or Regulation S-K, as applicable) in all material respects the financial position of BRPA as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.
(c) BRPA has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to BRPA is made known to BRPA’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To BRPA’s knowledge, such disclosure controls and procedures are effective in timely alerting BRPA’s principal executive officer and principal financial officer to material information required to be included in BRPA’s periodic reports required under the Exchange Act.
(d) BRPA has established and maintained a system of internal accounting controls. To BRPA’s knowledge, such internal accounting controls are effective and sufficient to provide reasonable assurance regarding the reliability of BRPA’s financial reporting and the preparation of the BRPA Financial Statements for external purposes in accordance with U.S. GAAP.
(e) There are no outstanding loans or other extensions of credit made by BRPA to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of BRPA. BRPA has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(f) Except as otherwise noted in the BRPA Financial Statements, the accounts and notes receivable of BRPA reflected in the BRPA Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which BRPA has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of BRPA as of the date hereof.
3.8 No Undisclosed Liabilities. There is no liability, debt or obligation against BRPA or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of BRPA and its Subsidiaries (and the notes thereto) prepared in accordance with U.S. GAAP and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the BRPA Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the BRPA Financial Statements in the ordinary course of the operation of business of BRPA and its Subsidiaries, (c) disclosed in the BRPA Schedules (including Section 3.8 of the BRPA Schedules, (d) arising under this Agreement or the performance by BRPA of its obligations hereunder, or (e) that would not, individually or in the aggregate, reasonably be expected to be material to BRPA and its Subsidiaries, taken as a whole.
3.9 Absence of Certain Developments. Except as contemplated by this Agreement, since the date of the most recent BRPA Financial Statement to the date of this Agreement, there has not been a BRPA Material Adverse Effect, the business of BRPA has been conducted in the ordinary course of business, and BRPA has not taken any action that would have required the prior written consent of the Company under Section 4.2 if such action had been taken during the Interim Period.
3.10 Litigation. Except as set forth in Schedule 3.10 of the BRPA Schedules, there are no, and have never been any, claims, suits, actions or proceedings pending or, to BRPA’s knowledge, threatened against BRPA or Merger Sub before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.
3.11 Employee Benefit Plans. Neither BRPA nor Merger Sub maintains, and neither have any liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the Merger will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any shareholder, director, or employee of BRPA or Merger Sub, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.
3.12 Labor Matters. Neither BRPA nor Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by BRPA or Merger Sub and BRPA does not know of any activities or proceedings of any labor union to organize any such employees. Other than as described in the BRPA SEC Reports, neither BRPA nor Merger Sub has ever had any employees.
3.13 Business Activities. Since its organization, BRPA has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the BRPA Charter Documents, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon BRPA or to which BRPA is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of BRPA, any acquisition of property by BRPA, or the conduct of business by BRPA. Since its organization, Merger Sub has not conducted any business activities other than in connection with this Agreement. In addition, none of BRPA or Merger Sub or any of their respective Subsidiaries or Associates has an interest of five percent (5%) or greater in an entity that operate in the same industries as or compete with the Company or any of its Subsidiaries. For purposes of this Section 3.13, “Associate” is defined pursuant to 16 C.F.R. § 801.1(d)(2).
3.14 Title to Property. Neither BRPA nor Merger Sub owns or leases any real property or personal property. Except as set forth in Schedule 3.14 of the BRPA Schedules, there are no options or other contracts under which BRPA or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Intellectual Property. Neither BRPA nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any material Intellectual Property Rights.
3.16 Taxes. Except as set forth in Schedule 3.16 of the BRPA Schedules:
(a) BRPA has timely filed all material Returns required to be filed by BRPA with any Tax authority prior to the date hereof (after giving effect to any valid extensions of time in which to make such filings). All such Returns are true, correct, and complete in all material respects. BRPA has paid all material amounts of Taxes shown to be due and payable on such Returns.
(b) All material amounts of Taxes that BRPA is required by applicable Legal Requirements to withhold or collect have been duly withheld or collected and have been timely paid over to the proper Governmental Entity to the extent due and payable.
(c) BRPA has not been delinquent in the payment of any material amount of Tax, nor is there any material Tax deficiency outstanding, proposed or assessed by a taxing authority against BRPA (other than any deficiencies that have since been resolved), nor has BRPA executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material amount of Tax.
(d) No material audit or other examination of any Return of BRPA by any Tax authority is presently in progress, nor has BRPA been notified of any request for such an audit or other examination.
(e) No material adjustment relating to any Returns filed by BRPA has been formally proposed by any Tax authority to BRPA or any representative thereof.
(f) BRPA has not taken any action, nor is it aware of any fact or circumstance that would reasonably be expected to prevent or impede, the Merger from qualifying as a reorganization governed by Section 368 of the Code.
3.17 Brokers. Except as set forth in Schedule 3.17 of the BRPA Schedules, neither BRPA nor Merger Sub has incurred liability for or is obligated to make any payments with respect to, and neither BRPA nor Merger Sub will incur liability for or will be obligated to make any payments with respect to, any brokerage, investment banking fees or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any of the Transactions. Except as set forth in Schedule 3.17 of the BRPA Schedules, neither BRPA nor Merger Sub has entered into any contract, agreement, understanding, arrangement or commitment of any sort pursuant to which BRPA or the Surviving Corporation or any of its direct or indirect Subsidiaries could, directly or indirectly, incur any liability for or be obligated to make any payments with respect to, any brokerage, investment banking fees or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any of the Transactions.
3.18 Agreements, Contracts and Commitments.
(a) Except as set forth in the BRPA SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 3.18(a) of the BRPA Schedules, other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, Liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which BRPA or Merger Sub is a party or by or to which any of the properties or assets of BRPA or Merger Sub may be bound, subject or affected, which may not be cancelled without penalty or liability by BRPA on less than 30 days’ or less prior notice (“BRPA Contracts”). All BRPA Contracts are listed in Schedule 3.18(a) of the BRPA Schedules other than those that are exhibits to the BRPA SEC Reports.
(b) Except as set forth in the BRPA SEC Reports filed prior to the date of this Agreement, each BRPA Contract was entered into at arms’ length and in the ordinary course, is in full force and effect, and is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct, and complete copies of all BRPA Contracts (or written summaries in the case of oral BRPA Contracts) have been made available to the Company or Company counsel.
(c) Neither BRPA, Merger Sub, nor, to the knowledge of BRPA, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any BRPA Contract, and no party to any BRPA Contract has given any written notice of any claim of any such breach, default or event under a BRPA Contract.
3.19 Insurance. Except for directors’ and officers’ liability insurance, neither BRPA nor Merger Sub maintains any Insurance Policy.
3.20 Interested Party Transactions. Except as set forth on Schedule 3.20 of the BRPA Schedules or in the BRPA SEC Reports, none of BRPA or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of BRPA or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of BRPA or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “BRPA Affiliate Agreement”).
3.21 BRPA Listing. The BRPA Common Stock, BRPA Warrants, BRPA Rights, and BRPA Units are listed for trading on the Nasdaq Capital Market (“Nasdaq”). Except as set forth in the BRPA SEC Reports or Schedule 3.21 of the BRPA Schedules, there is no, and there has not been any, action or proceeding pending or, to BRPA’s knowledge, threatened against BRPA by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of BRPA Common Stock on Nasdaq. None of BRPA, Merger Sub, or any of its or their Affiliates has taken any action in an attempt to terminate the registration of the BRPA Common Stock under the Exchange Act.
3.22 Trust Fund. As of the date hereof, BRPA has no less than five million nine hundred thousand dollars ($5,900,000) in a trust account administered by Continental, such monies being invested in United States Government securities or money market funds meeting the conditions under Rule 2a-7(d) promulgated under the Investment Company Act of 1940, as amended (the “Trust Fund”), held in trust pursuant to that certain Investment Management Trust Agreement, dated as of November 20, 2017, between BRPA and Continental (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the BRPA SEC Reports to be inaccurate or that would entitle any Person (other than pursuant to valid redemptions by BRPA Stockholders) to any portion of the proceeds in the Trust Fund. There are no proceedings pending or, to the knowledge of BRPA, threatened with respect to the Trust Fund. The Trust Fund will be utilized in accordance with Section 5.13.
3.23 Registration Statement. None of the information relating to BRPA and Merger Sub to be included in the Registration Statement will, as of the date the Registration Statement (or any amendment or supplement thereto) is first mailed to the BRPA Stockholders, at the time of the BRPA Special Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 3.23, no representation or warranty is made by BRPA with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of BRPA for use therein.

3.24 No Additional Representations and Warranties; No Reliance. Except as provided in this Article III (as modified by the BRPA Schedules), neither BRPA, Merger Sub, any of its or their Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company, any Subsidiary, or their Affiliates, and no such Party shall be liable in respect of the accuracy or completeness of any information provided to the Company, any Subsidiary or their Affiliates. BRPA and Merger Sub each acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting such investigation; (iii) except for the representations and warranties set forth in Article II (as modified by the Company Schedules), it is not relying on any representations and warranties from any Person in connection with the Transactions, and (iv) neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company. Neither the Company nor any of its stockholders, Affiliates or Representatives shall have any liability to BRPA or Merger Sub or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to BRPA, Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions except as set forth in this Agreement and the Ancillary Agreements.
ARTICLE IV
CONDUCT PRIOR TO CLOSING
4.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing (the “Interim Period”), each of the Company and the Company’s Subsidiaries shall, except to the extent that BRPA shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 4.1 of the Company Schedules or as contemplated by this Agreement, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements (except as expressly contemplated by Schedule 4.1 of the Company Schedules) and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and employees, and (iii) preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings; provided, that, in the case of each of the preceding clauses (i)-(iii), during any period of full or partial suspension of operations related to COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof), the Company may, in connection with the COVID-19 pandemic (or any mutation or variation thereof), take such actions as are reasonably necessary (A) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or its Subsidiaries or (B) to reasonably respond to third-party supply or service disruptions caused by the COVID-19 pandemic, COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof), shall provide prompt notice to BRPA of the taking of any action permitted by this proviso. In addition, except as required or permitted or contemplated by the terms of this Agreement or as set forth in Schedule 4.1 of the Company Schedules, without the prior written consent of BRPA, which consent shall not be unreasonably withheld, conditioned or delayed, during the Interim Period, the Company and the Company’s Subsidiaries shall not do any of the following:
(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any Plan or authorize cash payments in exchange for any options granted under any Plan;

(b) Grant any material severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable Legal Requirements, written agreements outstanding, or Plans or policies existing on the date hereof and as previously or concurrently disclosed or made available to the other Party, or in the case of the Company and its Subsidiaries except in connection with the promotion, hiring or firing of any employee in the ordinary course of business consistent with past practice;
(c) Abandon, dispose of, allow to lapse, transfer, sell, assign, or exclusively license to any Person or otherwise extend, amend or modify any existing or future Intellectual Property Rights;
(d) Fail to pay its accounts payable or collect its accounts receivable in accordance with past practices;
(e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity securities (other than any such dividend or distribution by a Subsidiary of the Company to the Company or another such Subsidiary), or split, combine or reclassify any capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;
(f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests;
(g) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities at an implied equity valuation of the Company of less than $500,000,000; provided that this clause (g) shall not prohibit the issuances of shares in respect of any exercise of Company Stock Options, which shares, for the avoidance of doubt, will be converted into the Per Share Merger Consideration pursuant to Section 1.3(b); provided, further, that the Company may grant equity compensation awards in respect of shares of Company Common Stock in connection with the hiring of new employees or promotions of employees or pursuant to Plans existing as of the date hereof, which equity awards shall be treated for all purposes of this Agreement as Company Stock Options;
(h) Amend its Charter Documents in any material respect;
(i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of such Party or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict such Party’s ability to compete or to offer or sell any products or services to other Persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged, or consolidated entity be included in the Registration Statement;
(j) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except the sale, lease or disposition of property or assets in the ordinary course of business consistent with past practices that are not material, individually or in the aggregate, to the business of the Company;
(k) Except as contemplated by Section 5.15 hereunder, or as otherwise required by applicable Legal Requirements or pursuant to an existing Plan, policy or Company Contract, (i) adopt or materially amend any

Plan (including any Plan that provides for severance) or collective bargaining agreement (in each case, other than in the ordinary course of business consistent with past practice), (ii) pay any special bonus or special remuneration to any director or employee, except in the ordinary course of business consistent with past practices, or (iii) materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;
(l) (i) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities or obligations in the ordinary course of business consistent with past practices or in accordance with their terms, or recognized or disclosed in the most recent Company Financial Statements, as applicable, or incurred since the date of such financial statements, (ii) settle any material litigation where the consideration given by the Party is other than monetary or to which an officer, director or employee of such Person is a party in his or her capacity as such, or (iii) waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices);
(m) Except in the ordinary course of business consistent with past practices, modify in any material respect or terminate (other than in accordance with its terms) any Material Company Contract or waive, delay the exercise of, release or assign any material rights or claims thereunder;
(n) Except as required by law or U.S. GAAP, revalue any of its assets in any manner or make any change in accounting methods, principles or practices;
(o) Except (i) in the ordinary course of business consistent with past practices, or (ii) in connection with the promotion, hiring or firing of any employee, incur or enter into any agreement, contract or commitment requiring such Party to pay in excess of $500,000 in any 12-month period;
(p) Make, revoke, amend, or rescind any material Tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect the Tax liability or Tax attributes of such Party, settle or compromise any material income Tax liability outside the ordinary course of business or, except as required by applicable Legal Requirements, change any material method of accounting for Tax purposes or prepare or file any material Return in a manner inconsistent with past practice;
(q) Form or establish any Subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by this Agreement;
(r) Make capital expenditures in excess of $500,000;
(s) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than (i) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice or (ii) such distributions or advancements by a Subsidiary of the Company to the Company or another such Subsidiary;
(t) Close any facility or discontinue any material line of business or any material business operations; or
(u) Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(a) through (t) above.

4.2 Conduct of Business by BRPA and Merger Sub. During the Interim Period, each of BRPA and Merger Sub shall, except to the extent that the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 4.2 of the BRPA Schedules or as contemplated by this Agreement, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements (except as expressly contemplated by Schedule 4.2 of the BRPA Schedules) and use its reasonable best efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization and (ii) keep available the services of its present key officers. In addition, except as required or permitted or contemplated by the terms of this Agreement or as set forth in Schedule 4.2 of the BRPA Schedules, without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, during the Interim Period, BRPA and Merger Sub shall not do any of the following:
(a) Waive any stock repurchase rights;
(b) Grant any severance or termination pay to, or hire, any (i) officer or (ii) any employee;
(c) Abandon, dispose of, allow to lapse, transfer, sell, assign, or exclusively license to any Person or otherwise extend, amend or modify any existing or future Intellectual Property Rights;
(d) Fail to pay its accounts payable or collect its accounts receivable in accordance with past practices;
(e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity securities, or split, combine or reclassify any capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;
(f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests, except with respect to redemptions of BRPA Common Stock by BRPA Stockholders in connection with the Offer;
(g) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;
(h) Amend its Charter Documents in any respect, other than (1) to effectuate the BRPA A&R Charter and the BRPA A&R Bylaws or (2) make any necessary amendments to the BRPA’s Amended and Restated Certificate of Incorporation solely in connection with the Extension;
(i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict such Party’s ability to compete or to offer or sell any products or services to other Persons;
(j) Sell, lease, license, encumber or otherwise dispose of any properties or assets;
(k) Except for BRPA Borrowings, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than Affiliates), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;
(l) (i) Adopt or materially amend any Plan (including any Plan that provides for severance), or enter into any employment contract or collective bargaining agreement (other than in the ordinary course of business consistent with past practice), (ii) pay any special bonus or special remuneration to any director or employee, or (iii) increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;
(m) (i) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement), or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any material confidentiality or similar agreement to which the BRPA or any of its Subsidiaries is a party or of which BRPA or any of its Subsidiaries is a beneficiary;
(n) Except in the ordinary course of business consistent with past practices, modify in any respect or terminate (other than in accordance with its terms) any BRPA Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;
(o) Except as required by law or U.S. GAAP, revalue any of its assets in any manner or make any change in accounting methods, principles or practices;
(p) Incur or enter into any agreement, contract or commitment requiring such Party to pay in excess of $10,000 in any 12-month period;
(q) Make, revoke, amend, or rescind any Tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect the Tax liability or Tax attributes of such Party, settle or compromise any income Tax liability outside the ordinary course of business or, except as required by applicable Legal Requirements, change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;
(r) Form or establish any Subsidiary except as contemplated by this Agreement;
(s) Make capital expenditures;
(t) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates;
(u) enter into, renew or amend in any material respect, any BRPA Affiliate Agreement (or any contract, that if existing on the date hereof, would have constitute an BRPA Affiliate Agreement); or
(v) Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.2(a) through (v) above.
4.3 Confidentiality; Access to Information.
(a) Confidentiality. BRPA acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b) Access to Information.
(i) Subject to the terms of the Confidentiality Agreement and any other confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (x) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable law, or (y) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transactions, the Company will afford BRPA and its Representatives (subject to the execution of customary access letters) reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and management personnel of the Company during the Interim Period to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as BRPA may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by BRPA in any investigation pursuant to this Section 4.3(b)(i) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.
(ii) Subject to the terms of the Confidentiality Agreement and any other confidentiality obligations and similar restrictions that may be applicable to information furnished to BRPA by third parties that may be in BRPA’s possession from time to time, and except for any information which (x) in the opinion of legal counsel of BRPA would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable law, or (y) relates to interactions with prospective targets for a Business Combination or the negotiation of this Agreement and the Transactions, BRPA will afford the Company and its Representatives (subject to the execution of customary access letters) reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of BRPA, to the properties, books, records and personnel of BRPA during the Interim Period to obtain all information concerning the business, including properties, results of operations and personnel of BRPA, as the Company may reasonably request. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by the Company in any investigation pursuant to this Section 4.3(b)(ii) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.
4.4 Exclusivity.
(a) During the Interim Period, to the extent not inconsistent with the fiduciary duties of the BRPA Board, BRPA shall not, shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly, solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to, (i) any Business Combination, merger, or sale of ownership interests or material assets of BRPA, or a recapitalization, share exchange, or similar transaction with respect to BRPA or any of its Subsidiaries or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit the Company’s or BRPA’s ability to consummate the Merger and the other Transactions, in each case, other than the Merger and the other Transactions (the transactions in subsections (i) and (ii), collectively “BRPA Competing Transactions”). In addition, BRPA will, and will cause its Subsidiaries and use reasonable best efforts to cause its and their Representatives to, promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any BRPA Competing Transaction. BRPA will promptly (and in any event within two (2) Business Days) notify the Company if BRPA or any of its Subsidiaries, or, to BRPA’s knowledge, any of BRPA’s Representatives receives any inquiry, proposal, offer or submission with respect to a BRPA Competing Transaction (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will provide the Company with a copy of such inquiry, proposal, offer or submission.
(b) During the Interim Period, to the extent not inconsistent with the fiduciary duties of the Company Board, the Company shall not, shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly, solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to, (i) any merger or sale of ownership interests or material assets of the Company, or a recapitalization, share exchange, or similar transaction with respect to the Company or any of its Subsidiaries or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit the Company’s or BRPA’s ability to consummate the Merger and the other Transactions, in each case, other than the Merger and the other Transactions (the transactions in subsections (i) and (ii), collectively “Company Competing Transactions”). In addition, the Company will, and will cause its Subsidiaries and use reasonable best efforts to cause its and their Representatives to, promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Competing Transaction. The Company will promptly (and in any event within two (2) Business Days) notify BRPA if the Company or any of its Subsidiaries, or, to the Company’s knowledge, any of the Company’s Representatives receives any inquiry, proposal, offer or submission with respect to a Company Competing Transaction (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will provide BRPA with a copy of such inquiry, proposal, offer or submission.
(c) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall restrict or limit the ability of the Company Board or the BRPA Board from exercising or acting in accordance with their respective fiduciary duties under applicable law. The Parties agree that the rights and remedies for noncompliance with this Section 4.4 include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy for such injury.
(d) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Company Stockholder Approval, the Company Board determines in good faith, after consultation with its outside legal counsel, in response to any proposal or offer from any Person or “group” (as defined in the Exchange Act) to the Company or the Company Board with respect to a Company Competing Transaction (such proposal or offer, an “Acquisition Proposal”) that such Acquisition Proposal constitutes a Superior Proposal and that the failure to terminate this Agreement pursuant to Section 7.1(h) to enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable law, the Company or the Company Board may, prior to obtaining the Company Stockholder Approval, terminate this Agreement pursuant to Section 7.1(h) to enter into a definitive agreement with respect to such Superior Proposal; provided, that the Company pays to BRPA the Termination Fee required to be paid pursuant Section 7.2(b)(i) at or after the time of such termination in accordance with Section 7.2(b)(i); provided, further, that the Company will not be entitled to terminate this Agreement in accordance with Section 7.1(h) unless the Company delivers to BRPA a written notice advising BRPA that the Company Board proposes to take such action. For purposes of this Agreement, “Superior Proposal” means a bona fide and written Acquisition Proposal made after the date hereof that the Company Board in good faith determines (after consultation with its outside legal counsel) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company (solely in their capacity as such) than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and this Agreement and the transactions contemplated hereby.

4.5 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including using reasonable best efforts to accomplish the following: (i) the taking of such reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of such reasonably necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of such reasonably necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be reasonably necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of such material consents, approvals or waivers from third parties required as a result of the Merger, including the consents referred to in Schedule 2.5 of the Company Schedules, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require BRPA or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.
ARTICLE V
ADDITIONAL AGREEMENTS
5.1 Registration Statement; BRPA Special Meeting.
(a) As promptly as practicable after the execution of this Agreement, BRPA (with the assistance and cooperation of the Company as reasonably requested by BRPA) shall use reasonable best efforts to prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement and the Consent Solicitation Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the BRPA Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement and the Consent Solicitation Statement. The Registration Statement shall include for registration all shares of BRPA Common Stock issued under this Agreement, including the Earnout Shares.
(b) BRPA agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) the approval of the Business Combination and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) the approval of the BRPA A&R Charter (the “A&R Charter Proposal”) and each change to the BRPA A&R Charter that is required to be separately approved, (iii) the approval of amended and restated bylaws of BRPA (“A&R Bylaws Proposal”); (iv) to the extent required by the Nasdaq listing rules, the approval of the issuance of the aggregate Per Share Merger Consideration, the Earnout Shares, and any BRPA Common Stock issued in a Financing, if any (the “Nasdaq Proposal”), (v) the approval of the election of each of the directors nominated to comprise the board of directors of BRPA (the “Election of Directors Proposal”), (vi) the approval and adoption of the BRPA Plan (the “BRPA Plan Proposal”), (vii) adjournment of the BRPA Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals or if BRPA and the Company mutually determine that the Merger cannot be consummated for any reason, and (viii) the approval of any other proposals reasonably agreed by BRPA and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the A&R Charter Proposal, the A&R Bylaws Proposal, the Nasdaq Proposal, the Election of Directors Proposal and

the BRPA Plan Proposal, the “BRPA Stockholder Matters”). Without the prior written consent of the Company, the BRPA Stockholder Matters shall be the only matters (other than procedural matters) that BRPA shall propose to be acted on by BRPA’s stockholders at the BRPA Special Meeting.
(c) The Company shall provide to BRPA all financial and other information relating to the Company as BRPA may reasonably request for the preparation of the Registration Statement. BRPA, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use reasonable best efforts to cause the Registration Statement to be approved by the SEC as promptly as practicable. BRPA shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act. BRPA will advise the Company promptly after it receives notice of: (i) the time when the preliminary Registration Statement has been filed; (ii) in the event the preliminary Registration Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (iii) in the event the preliminary Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (iv) the filing of any supplement or amendment to the Registration Statement; (v) any request by the SEC for amendment of the Registration Statement; (vi) any comments from the SEC relating to the Registration Statement and responses thereto; and (vii) requests by the SEC for additional information.
(d) As soon as practicable following the SEC declaring the Registration Statement effective (the “SEC Approval Date”), (x) BRPA shall (i) distribute the Registration Statement to the BRPA Stockholders, (ii) having, prior to the SEC Approval Date, established the record date therefor (which record date shall be mutually agreed with the Company), duly call, give notice of, convene and hold the BRPA Special Meeting in accordance with the DGCL and subject to the other provisions of this Agreement, and (iii) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the BRPA Stockholder Matters in compliance with the DGCL and (y) the Company shall distribute the Consent Solicitation Statement to the Company Stockholders in accordance with Section 5.16. Notwithstanding the foregoing provisions of this Section 5.1(d), if on a date for which the BRPA Special Meeting is scheduled, BRPA and the Company mutually determine that the Merger cannot be consummated for any reason, BRPA shall have the right (subject to obtaining the Company’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed) to make one or more successive postponements or adjournments of the BRPA Special Meeting, provided that BRPA continues to satisfy its obligations under Section 5.1(f) below.
(e) BRPA and the Company shall each use their reasonable best efforts to comply with all applicable provisions of and rules under the Securities Act, Exchange Act, all applicable provisions of the DGCL, as applicable, in the preparation, filing and distribution of the Registration Statement. BRPA shall use its reasonable best efforts to comply with all applicable provisions of and rules under the Securities Act, Exchange Act, all applicable provisions of the DGCL, as applicable, in the solicitation of proxies thereunder, and the calling and holding of the BRPA Special Meeting. Without limiting the foregoing, BRPA and the Company shall each use their reasonable best efforts to cause the Registration Statement when filed with the SEC to comply in all material respects with all Legal Requirements applicable thereto and to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no Party shall be responsible for the accuracy or completeness of any information relating to another Party or any other information furnished by another Party for inclusion in the Registration Statement).
(f) BRPA, acting through the BRPA Board, shall recommend to its stockholders that they approve the BRPA Stockholder Matters (the “BRPA Board Recommendation”) and shall include the BRPA Board Recommendation in the Proxy Statement, subject to the provisions of this Section 5.1(f). Neither the BRPA Board nor any committee or agent or representative thereof shall withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Company the BRPA Board Recommendation (any such event, a “BRPA Change in Recommendation”); provided, that the BRPA Board may make a BRPA Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a BRPA Change in Recommendation would be inconsistent with its fiduciary duties under applicable Legal Requirements.
5.2 Directors and Officers of BRPA After Transactions. The Parties shall take all necessary action so that the persons listed on Schedule 5.2 of the Company Schedules are elected and appointed to the positions of officers and directors of BRPA as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed on Schedule 5.2 of the Company Schedules is unable to serve, the Party appointing such Person shall designate a successor. Except as otherwise agreed in writing by the Company and BRPA prior to the Closing, the Parties shall take all necessary action so that all of the members of the board of directors of BRPA and all officers of BRPA resign effective as of the Closing unless such member or officer is included on Schedule 5.2 of the Company Schedules.
5.3 HSR Act.
(a) If required pursuant to the HSR Act, as promptly as practicable, BRPA and the Company shall use reasonable best efforts to (a) each prepare and file the notification required of it thereunder in connection with the Merger as soon as reasonably practicable but no later than twenty (20) Business Days following January 14, 2021, (b) promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities, (c) each request early termination of any waiting period under the HSR Act, and (d) submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing required to be made pursuant to any Antitrust Law. BRPA and the Company shall substantially comply with any information or document requests by the Federal Trade Commission or the Department of Justice in connection with the Merger. BRPA and the Company shall (i) promptly inform the other of any substantive communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger and permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party to any Governmental Entity concerning the Merger, (ii) give the other prompt notice of the commencement of any judicial or administrative action, suit, litigation, arbitration, proceeding by or before any Governmental Entity with respect to such transactions, and (iii) keep the other reasonably informed as to the status of any such action. Each Party agrees to provide, to the extent permitted by the applicable Governmental Entity, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the Merger; provided, neither Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity without the written consent of the other Party. Any materials exchanged in connection with this Section 5.3 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of the Company, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to the BRPA under this Section 5.3 as “outside counsel only.” Filing fees with respect to the notifications required under the HSR Act shall be paid by the Company.
(b) BRPA shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Governmental Entities or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any

Governmental Entity entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 5.3(b) shall not apply to or be binding upon BRPA’s Affiliates, the Sponsor, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, BRPA’s Affiliates, the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of BRPA’s Affiliates, the Sponsor, or of any such investment fund or investment vehicle.
5.4 Public Announcements. Promptly after the execution of this Agreement, BRPA and the Company shall issue a joint press release announcing the execution of this Agreement, the text of which has been agreed to by each of BRPA and the Company (the “Signing Press Release”). Prior to Closing, BRPA and the Company shall prepare a press release announcing the consummation of the Merger hereunder (“Closing Press Release”).
5.5 Required Information.
(a) In connection with the preparation of the Registration Statement, the Signing Press Release, the Closing Press Release, each Current Report on Form 8-K proposed to be filed or furnished by BRPA under the Exchange Act relating to or in connection with the Transactions, each document required to be filed with the SEC pursuant to Rule 425 promulgated under the Securities Act or Rule 14a-12 promulgated under the Exchange Act, or any other statement, filing, notice, or application (other than pursuant to the HSR Act, for which Section 5.3 applies) made by or on behalf of BRPA or the Company to any Governmental Entity or other third party in connection with Merger or otherwise, or any press release or Form 8-K relating to the business or financial condition of BRPA or the Company (other than regularly released factual, non-forward-looking business information of the Company) (each, a “Reviewable Document”), each of BRPA and the Company shall, upon request by the other, use reasonable best efforts (subject to applicable Legal Requirements and contractual restrictions) to promptly furnish the other with all information concerning themselves, their Subsidiaries, and each of their and their Subsidiaries’ respective directors, officers, and stockholders (including the directors of BRPA to be elected effective as of the Closing pursuant to Section 5.1(f) hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger and the preparation of such Reviewable Document.
(b) At a reasonable time prior to the filing, furnishing, issuance, or other submission or public disclosure of a Reviewable Document by BRPA or the Company, the other Parties shall each be given a reasonable opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, conditioned, or delayed, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, furnishing, issuance, submission or disclosure thereof.
(c) Any language included in a Reviewable Document that reflects the comments of the reviewing Party, as well as any text as to which the reviewing Party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing Party and may henceforth be used by the other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Merger without further review or consent of the reviewing Party.
(d) Prior to the Closing Date, the Company and BRPA shall notify each other as promptly as reasonably practicable (i) upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with or submitted to any Governmental Entity, and (ii) after the receipt by it of any written or oral comments of any Governmental Entity on, or of any written or oral request by any Governmental Entity for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and such Governmental Entity with respect to any of the foregoing filings or submissions, in each case, to the extent permitted by applicable Legal Requirements. BRPA and the Company shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to any Reviewable Document as promptly as reasonably practicable after receipt of any comments of any Governmental Entity. All correspondence and communications to any Governmental Entity made by BRPA or the Company with respect to the Merger or any agreement ancillary hereto shall, to extent permitted by applicable Legal Requirements, be considered to be Reviewable Documents subject to the provisions of this Section 5.5.
5.6 No Securities Transactions. Neither the Company nor any of its Affiliates, directly or indirectly, shall engage in any purchases or sales of the securities of BRPA prior to the Effective Time without the consent of BRPA, except as contemplated by this Agreement.
5.7 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company acknowledges that it has read BRPA’s final prospectus dated November 20, 2017 and understands that BRPA has established the Trust Fund for the benefit of BRPA’s public shareholders and that BRPA may disburse monies from the Trust Fund only (a) to BRPA’s public shareholders in the event they elect to convert their shares into cash in accordance with BRPA’s Charter Documents and/or the liquidation of BRPA or (b) to BRPA after, or concurrently with, or in connection with the consummation of a Business Combination. The Company further acknowledges that, if the Merger, or, upon termination of this Agreement, another Business Combination, is not consummated by December 23, 2020, or such later date as shall be set forth in an amendment to BRPA’s Amended and Restated Certificate of Incorporation for the purpose of extending the date by which BRPA must complete a Business Combination, BRPA will be obligated to return to its shareholders the amounts being held in the Trust Fund. Accordingly, the Company, for itself and the Company Stockholders, directors, officers, employees, Representatives, Subsidiaries, and Affiliates, hereby waives all rights, title, interest or claim of any kind against BRPA to collect from the Trust Fund any monies that may be owed to them by BRPA for any reason whatsoever, including but not limited to a breach of this Agreement by BRPA or any negotiations, agreements or understandings with BRPA (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever; provided that nothing herein shall amend, limit, alter, change, supersede or otherwise modify the right of the Company to bring any action or actions for specific performance, injunctive and/or other equitable relief (including, without limitation, the right to compel specific performance by BRPA and Merger Sub of their respective obligations under this Agreement). This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of BRPA.
5.8 Disclosure of Certain Matters. Each of BRPA and the Company will provide the other with prompt written notice of any event, development or condition of which it obtains knowledge during the Interim Period that (a) gives such Party any reasonable basis to believe that any of the conditions to the obligations of the other Party set forth in Article VI will not be satisfied; provided, however, that no such notice shall be deemed to cure breach of this Agreement or (b) would require any amendment or supplement to the Registration Statement.
5.9 Securities Listing . BRPA shall use its reasonable best efforts to keep the BRPA Common Stock listed for trading on Nasdaq from the date hereof and through the Closing. BRPA shall use its reasonable best efforts to cause the BRPA Common Stock to be issued in connection with the Transactions (including the Earnout Shares) to have been approved for listing on Nasdaq as promptly as practicable following the issuance thereof, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, prior to the Closing Date.
5.10 Charter Protections; Directors’ and Officers’ Liability Insurance.
(a) From and after the Effective Time, BRPA and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of BRPA, the Company and each of the Company’s Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that BRPA, the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Legal Requirements and its Charter Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Legal Requirements).
(b) For a period of six (6) years from the Effective Time, BRPA shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by BRPA’s, on the one hand, and the Company’s or its Subsidiaries’, on the other hand, directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event shall BRPA or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2019; provided, however, that (i) BRPA may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 5.10 shall be continued in respect of such claim until the final disposition thereof.
(c) Prior to the Closing, BRPA shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of BRPA and its Subsidiaries (including the directors and officers of the Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (i) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (ii) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as BRPA and its Subsidiaries (including the Company and its Subsidiaries).
(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.10 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on BRPA and the Surviving Corporation and all successors and assigns of BRPA and the Surviving Corporation. In the event that BRPA, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, BRPA and the Surviving Corporation shall ensure that proper provision shall be made so that the successors and assigns of BRPA or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.10. The obligations of BRPA and the Surviving Corporation under this Section 5.10 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of BRPA, the Company and each of the Company’s Subsidiaries to whom this Section 5.10 applies without the consent of the affected Person.
5.11 Insider Loans. The Company shall cause each Insider of the Company or its Subsidiaries to, at or prior to Closing (i) repay to the Company any loan by the Company to such Insider and any other amount owed by such Insider to the Company; and (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Insider to a third party to be terminated.
5.12 BRPA Borrowings. Until the Closing, BRPA shall be allowed to borrow funds from the BRPA Lenders, the Sponsor, its directors, officers, shareholders, and each of their Affiliates to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of BRPA in due course on a non-interest bearing basis (such aggregate amount of outstanding borrowings, the “BRPA Borrowings”). Schedule 5.12 of the BRPA Schedules sets forth the amount of BRPA Borrowings outstanding as of the date hereof. At the Closing, the outstanding principal and unpaid accrued interest on BRPA Borrowings shall be repaid pursuant to Section 5.13(e), with all amounts not so repaid to be converted or forgiven and discharged in accordance with Section 1.12.
5.13 Trust Fund Disbursement. Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice to Continental in accordance with the Trust Agreement, at the Closing, BRPA shall instruct Continental to distribute the Trust Fund as follows: (a) first, for the redemption of any shares of BRPA Common Stock by BRPA Stockholders in connection with the Offer, (b) second, for income Tax or other Tax obligations of BRPA prior to Closing, (c) third, for the payment of the Outstanding Company Transaction Expenses and the Outstanding BRPA Transaction Expenses pursuant to Section 1.16, (d) fourth, in reimbursement of expenses paid by directors, officers, and stockholders of BRPA, (e) fifth, to the extent the sum of (x) the amount remaining in of the Trust Fund after the disbursement provided by Section 5.13(a) plus (y) the Financing, if any, exceeds $5,000,000, for the payment of BRPA Borrowings, and (f) sixth, to distribute to BRPA the balance of the assets in the Trust Fund and net proceeds of any financing of BRPA or for the benefit of BRPA, if any, after payment of the amounts required under the foregoing clauses (a) through (e).
5.14 Tax Matters.
(a) It is intended by the Parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of U.S. Income Tax Regulations Sections 1.368-2(g) and 1.368-3(a).
(b) On or after the date hereof, none of the Parties shall take any action, or fail to take any action, and following the Merger, BRPA shall prevent the Surviving Corporation from taking any action or failing to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization governed by Section 368 of the Code. The Parties will in all Returns report the Merger in a manner consistent with such tax treatment, and no Party will take a position inconsistent with that treatment, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Legal Requirements).
(c) Each of BRPA and the Company shall, and BRPA shall cause the Surviving Corporation to, use their respective reasonable best efforts and cooperate with one another and Tax Opinion Counsel in order for (i) the Company to obtain the Tax Opinion and (ii) any Tax opinions required to be filed with the SEC in connection with the Registration Statement to be obtained. Each of BRPA and the Company shall use reasonable best efforts to deliver to Tax Opinion Counsel customary representation letters, in form and substance reasonably acceptable to Tax Opinion Counsel, dated as of the Closing Date or such time or times as may be reasonably requested by Tax Opinion Counsel. The Company shall reasonably promptly notify BRPA if the Company becomes aware of any fact or circumstance indicating that Tax Opinion Counsel will not deliver the Tax Opinion. If Tax Opinion Counsel will not deliver the Tax Opinion, the Company and BRPA shall cooperate and use good faith efforts to consider and negotiate such amendments to this Agreement as may be reasonably required in order for Tax Opinion Counsel to deliver the Tax Opinion (it being understood that no party shall be required to agree to any such amendment which, in the good faith judgment of such party, would subject it to any material economic, legal, regulatory, reputational or other cost or detriment).
(d) On or prior to the Closing Date, the Company shall deliver to BRPA a certificate or certificates, duly executed and acknowledged, certifying certain facts reasonably sufficient to establish that the Merger is not subject to withholding under Section 1445 of the Code.
5.15 Incentive Equity Plan. Prior to the Closing Date, BRPA shall cause to be adopted an equity incentive plan (the “BRPA Plan”), the proposed form and terms of which shall be prepared and delivered by the Company and which shall be reasonably acceptable to BRPA. The BRPA Plan shall provide for the reservation by BRPA for the issuance pursuant to the BRPA Plan of a number of shares of BRPA Common Stock as mutually agreed by BRPA and the Company and set forth on Schedule 5.15 of the BRPA Schedules. BRPA shall file with the

SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to BRPA Common Stock issuable pursuant to the BRPA Plan. Such registration statement shall be filed no later than sixty (60) days after the date of the Closing Form 8-K (or as soon as reasonably practicable after the expiration of such sixty (60)-day period that registration of shares on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) first becomes available to BRPA), and BRPA shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the BRPA Plan remain outstanding.
5.16 Company Stockholder Approval. As promptly as practicable after the SEC Approval Date, the Company shall (i) seek the Company Stockholder Approval via written consent (the “Written Consent”) and (ii) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of holders of Company Common Stock and Company Preferred Stock for the purpose of voting solely upon the Company Stockholder Approval (the “Company Stockholders Meeting”) as soon as reasonably practicable after the SEC Approval Date, provided that the Company Stockholders Meeting will occur no later than the date of the BRPA Special Meeting. In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (A) establish the record date (which record date shall be mutually agreed with BRPA) for determining the Company Stockholders entitled to provide such Written Consent or vote in such Company Stockholders Meeting, (B) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Legal Requirements and (C) solicit written consents or votes or proxies for use at the Company Stockholders Meeting, as applicable, from the Company Stockholders to give the Company Stockholder Approval. The Company, acting through the Company Board, shall recommend that the Company Stockholders approve and adopt this Agreement and the Transactions, including the Merger (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement, subject to the Company Board’s compliance with its fiduciary duties under applicable law. If the Company Stockholder Approval is obtained by written consent, then promptly following the receipt of the Written Consent, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL.
5.17 Third Party Consents. Each Party shall, and shall cause its Subsidiaries and Affiliates to (a) use reasonable best efforts to assemble, prepare, and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consent required to be obtained in connection with the Merger, (b) use reasonable best efforts to obtain all consents and approvals of third parties that such Party or its Subsidiaries or Affiliates is required to obtain in order to consummate the Merger, and (c) take such other action as may reasonably be necessary or as the other Party may reasonably request to satisfy the conditions set forth in Article VI or otherwise to comply with this Agreement and to consummate the Merger as soon as practicable.
5.18 BRPA Financing. If the BRPA Board determines it is reasonably necessary solely to meet Nasdaq listing standards or the SEC net tangible asset test (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), BRPA may, upon the written consent of the Company (such consent not to be unreasonably withheld, conditioned, or delayed), arrange and obtain up to a maximum of Ten Million Dollars ($10,000,000) in financing from the sale of BRPA Common Stock at a price per share of no less than $10.00 (“Financing”). Such Financing may be made contingent upon Closing. If BRPA elects to arrange and obtain Financing, upon reasonable advance notice to the Company, the Company shall (i) furnish, or cause to be furnished, to any Financing sources such information regarding the Company as may be reasonably requested, (ii) cause the Company’s management team, with appropriate seniority and expertise, to participate in meetings, presentations, due diligence sessions, drafting sessions, road shows and meetings with prospective Financing sources, (iii) prepare offering documents and other marketing materials of a type customarily used for the type of financing proposed and cooperate with marketing efforts for the Financing as reasonably requested, and (iv) execute and deliver definitive documents related to the Financing; provided, in each case in clauses (i) through (iv) above, that nothing in this Section 5.18 shall require any efforts to the extent that such efforts would reasonably be expected to conflict with or violate any Legal Requirement, or result in the material contravention of, or result in a material violation or breach of, or material default under, any Material Company Contract.
5.19 Employment Agreements. Prior to the Closing, BRPA shall enter into employment agreements with the Company executives listed on Schedule 5.19 of the Company Schedules, in a form which is reasonably acceptable to the Company and such executives.
5.20 Termination of Company Stockholder Agreements. Prior to the Closing, the Company shall terminate each Company Stockholder Agreement.
5.21 Section 16 of the Exchange Act. Prior to the Closing, the BRPA Board or an appropriate committee thereof shall take all such steps as may be required to adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of BRPA Common Stock pursuant to this Agreement by any officer or director of BRPA or any person who is expected to become a director or officer (as defined under Rule 16a-1(f) of the Exchange Act) of BRPA for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder will be an exempt transaction under such rules and regulations.
5.22 Extension. BRPA shall take all actions necessary to obtain the approval of the BRPA Stockholders to extend the deadline for BRPA to consummate its initial Business Combination beyond December 23, 2020 to April 23, 2021 (such extension, the “Extension”, and such approval of the BRPA Stockholders of the Extension, the “Extension Approval”).
5.23 Company Support Agreements. On or before the earlier to occur of (x) one day prior to the date the Registration Statement is filed with the SEC or (y) January 14, 2021, the Company shall deliver to BRPA the Support Agreements, pursuant to which each of the Supporting Stockholders party thereto has agreed to, among other things, vote all of the shares of Company Stock beneficially owned by such Supporting Stockholder in favor of the Merger and the other Transactions including the conversion of the Supporting Stockholder’s Company Preferred Stock, if any, contemplated by Section 1.3(a) (which vote may be accomplished by executing a written consent) (all of the Supporting Stockholders that are party to the Support Agreements delivered in accordance with this Section 5.23, the “Requisite Stockholders”). The affirmative vote of the Requisite Stockholders to approve and adopt this Agreement and to approve the Transactions will be sufficient to obtain the Company Stockholder Approval.
ARTICLE VI
CONDITIONS TO THE TRANSACTION
6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:
(a) BRPA Stockholder Approval. The BRPA Stockholder Approval shall have been obtained.
(b) BRPA Net Tangible Assets. BRPA shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Offer.
(c) HSR Act; No Order. All specified waiting periods (or any extensions thereof) under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.
(e) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(f) Closing Ancillary Agreements. Each Closing Ancillary Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect.
(g) Nasdaq Listing. BRPA shall be and remain listed on Nasdaq, and the shares of BRPA Common Stock to be issued in connection with the Transactions (including the Earnout Shares) shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.
(h) Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.
6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
(a) Representations and Warranties.
(i) Each representation and warranty of BRPA contained in Section 3.1 (Organization and Qualification), Section 3.4 (Authority Relative to this Agreement) and Section 3.17 (Brokers), in each case, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time (except to the extent such representation and warranty expressly relates to an earlier date, and in such case, shall be true and correct as of such date).
(ii) Each of the representations and warranties of BRPA contained in Section 3.3 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent such representation and warranty expressly relates to an earlier date, and in such case, shall be true and correct as of such date).
(iii) Each representation and warranty of BRPA contained in this Agreement (other than the representations and warranties of BRPA described in Section 6.2(a)(i) and Section 6.2(a)(ii)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “BRPA Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent such representation and warranty expressly relates to an earlier date, and in such case, shall be true and correct as of such date).
(b) Agreements and Covenants. BRPA shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date in all material respects.
(c) Secretary Certificate. The Company shall have received a certificate of the secretary or equivalent officer of BRPA certifying that attached thereto are true and complete copies of all resolutions adopted by the BRPA Board authorizing the execution, delivery, and performance of this Agreement and the Transactions, and that all such resolutions are in full force and effect.
(d) No BRPA Material Adverse Effect. No BRPA Material Adverse Effect shall have occurred since the date of this Agreement.

(e) SEC Compliance. Immediately prior to Closing, BRPA shall be in compliance with the reporting requirements under the Securities Act and Exchange Act.
(f) BRPA Closing Certificate. BRPA shall have delivered to the Company a certificate signed by an authorized officer of BRPA, dated the Closing Date, certifying as to the satisfaction of the conditions specified in Sections 6.2(a)(i), 6.2(a)(ii), 6.2(a)(iii), 6.2(b), 6.2(d) and (e).
(g) Tax Opinion. The Company shall have received the Tax Opinion.
(h) Resignations. The directors and executive officers of BRPA listed on Schedule 6.2(g) of the BRPA Schedules shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.
(i) BRPA A&R Charter. BRPA shall have adopted the BRPA A&R Charter.
(j) Extension Approval. The Extension Approval shall have been obtained.
(k) BRPA Borrowings. The amount of all BRPA Borrowings outstanding (including, for the avoidance of doubt, borrowings pursuant to Section 5.12) that are due and payable as of the Closing Date or at any time after the Closing, shall not exceed, in the aggregate, three million dollars ($3,000,000).
6.3 Additional Conditions to the Obligations of BRPA. The obligations of BRPA to consummate and effect the Merger shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by BRPA:
(a) Representations and Warranties.
(i) Each representation and warranty of the Company contained in Section 2.1 (Organization and Qualification), Section 2.4 (Authority Relative to this Agreement) and Section 2.18 (Brokers), in each case, shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of such time (except to the extent such representation and warranty expressly relates to an earlier date, and in such case, shall be true and correct as of such date).
(ii) The representations and warranties of the Company contained in Section 2.3 (Capitalization) shall be true and correct other than de minimis inaccuracies as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent such representation and warranty expressly relates to an earlier date, and in such case, shall be true and correct as of such date).
(iii) Each representation and warranty of the Company contained in this Agreement (other than the representations and warranties of the Company described in Section 6.3(a)(i) and Section 6.3(a)(ii)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.
(b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date in all material respects.

(c) Secretary Certificate. BRPA shall have received a certificate of the secretary or equivalent officer of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the Company Board authorizing the execution, delivery, and performance of this Agreement and the Transactions, and that all such resolutions are in full force and effect.
(d) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.
(e) Insider Loans. All outstanding loans or other indebtedness by the Company to any Insider shall have been repaid in full and all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any Insider to a third party shall have been terminated.
(f) Company Closing Certificate. The Company shall have delivered to BRPA a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying as to the satisfaction of the conditions specified in Sections 6.3(a)(i), 6.3(a)(ii), 6.3(a)(iii), 6.3(b) and 6.3(d).
ARTICLE VII
TERMINATION
7.1 Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by mutual written agreement of BRPA and the Company at any time;
(b) by written notice from either BRPA or the Company to the other if the Merger shall not have been consummated by April 23, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;
(c) by written notice from either BRPA or the Company to the other if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;
(d) by written notice from the Company to BRPA if there is any breach of any representation, warranty, covenant or agreement on the part of BRPA set forth in this Agreement, such that the conditions set forth in Section 6.02(a) and Section 6.02(b) would not be satisfied at the Closing (a “Terminating BRPA Breach”), except that, if any such Terminating BRPA Breach is curable by BRPA through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Outside Date) after receipt by BRPA of notice from the Company of such breach, but only as long as BRPA continues to exercise such commercially reasonable efforts to cure such Terminating Company Breach (the “BRPA Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating BRPA Breach is not cured within the BRPA Cure Period (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement or if such Terminating BRPA Breach is cured during such thirty (30)-day period);
(e) by written notice from BRPA to the Company if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions set forth in Section 6.03(a) and Section 6.03(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Outside Date) after receipt by the Company of notice from BRPA of such breach, but only as long as the Company continues to exercise such commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period (it being understood that BRPA may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such Terminating Company Breach is cured during such thirty (30)-day period);
(f) by written notice from either BRPA or the Company to the other, if the BRPA Stockholder Approval is not obtained at the BRPA Special Meeting (including any adjournments thereof);
(g) by written notice from either BRPA or the Company to the other if the Company Stockholder Approval has not been obtained within thirty (30) days following the date that the Consent Solicitation Statement is disseminated to the Company Stockholders pursuant to Section 5.16;
(h) by written notice from the Company to BRPA prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, subject to the terms and conditions of Section 4.4(d);
(i) by written notice from the Company to BRPA if the Extension Approval is not obtained by December 24, 2020; or
(j) by written notice from either BRPA or the Company to the other if the shares of BRPA Common Stock are delisted from Nasdaq.
7.2 Notice of Termination; Effect of Termination.
(a) Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(d) or Section 7.1(e) in accordance with the terms thereof) the delivery of written notice of the terminating Party to the other Parties.
(b) Termination Fee.
(i) In the event that this Agreement is validly terminated by the Company pursuant to Section 7.1(h), then the Company shall pay, within three (3) Business Day of the notice of such termination of this Agreement, a termination fee to BRPA in an amount equal to Ten Million Dollars ($10,000,000) (“Termination Fee”) in immediately available funds as liquidated damages and not as a penalty.
(ii) The Parties acknowledge and hereby agree that the Termination Fee, if, as and when required pursuant to Section 7.2(b), shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate BRPA in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion. Each of the Company, BRPA and Merger Sub acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and BRPA is paid the Termination Fee pursuant to this Section 7.2(b), the Termination Fee shall be the sole and exclusive monetary remedy of BRPA, Merger Sub or any of the BRPA Related Parties against the Company or any other Company Related Party for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise.
(c) In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 4.3(a), 5.7, 7.2 and 7.3, and Article VIII, shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any intentional and willful breach of this Agreement by such Party occurring prior to such termination.
7.3 Fees and Expenses. Except as otherwise set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.
ARTICLE VIII
GENERAL PROVISIONS
8.1 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
if to BRPA, to:
Big Rock Partners Acquisition Corp.
2645 N. Federal Highway, Suite 230
Delray Beach, FL 33483
Attn: Richard Ackerman
Email: rackerman@bigrockpartners.com
with a copy to:
Graubard Miller
The Chrysler Building
405 Lexington Avenue, 11th Floor
New York, New York 10174
Attention: David Alan Miller / Jeffrey M. Gallant
Email: dmiller@graubard.com / jgallant@graubard.com
if to the Company to:
NeuroRx, Inc.
1201 N. Market Street, Suite 111
Wilmington, Delaware 19801
Attention: Jonathan Javitt
Email: jjavitt@neurorxpharma.com

with a copy to:
Alessandra Daigneault
Email: adaigneault@neurorxpharma.com
8.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.
8.3 Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the Merger, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.
8.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Ancillary Agreements and the Exhibits and Schedules hereto, and the Confidentiality Agreement (which will terminate at the Closing) (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and any of their respective Affiliates with respect to the Merger; and (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement, including Section 5.10). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Merger exist between the Parties except as expressly set forth or referenced in this Agreement, the Ancillary Agreements, and the Confidentiality Agreement.
8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
8.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.6 shall not be required to provide any bond or other security in connection with any such injunction.
8.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.
8.8 Consent to Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE MERGER, OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.
8.9 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
8.10 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 8.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
8.11 Amendment. This Agreement and, prior to the Closing, each of the Ancillary Agreements, may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each of the Parties. The approval of this Agreement by the shareholders of any Party shall not restrict the ability of the board of directors of such Party to terminate this Agreement in accordance with Section 7.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 8.11.
8.12 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties,

(ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.
8.13 Currency. Unless otherwise specified, all references to currency amounts in this Agreement shall mean United States dollars.
8.14 Schedules. The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is reasonably apparent on its face that such disclosure is also applicable to such other Sections of this Agreement. The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business. The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any party and any Person who is not a party.
8.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article VIII.
8.16 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties hereto, and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any named Party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, BRPA or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

BIG ROCK PARTNERS ACQUISITION CORP.

By:	/s/ Richard Ackerman
	Name:	Richard Ackerman
	Title:	Chief Executive Officer

NEURORX, INC.

By:	/s/ Jonathan Javitt
	Name:	Jonathan Javitt
	Title:	Chief Executive Officer

BIG ROCK MERGER CORP.

By:	/s/ Richard Ackerman
	Name:	Richard Ackerman
	Title:	Chief Executive Officer

Exhibit A
Certain Definitions
“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Entity.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Ancillary Agreements” means the Sponsor Agreement, Support Agreements, BCMA Amendment Agreement, Note Amendment, Stock Escrow Amendment, and the Registration Rights Agreement.
“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Legal Requirements and all other applicable Legal Requirements that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“BRPA Closing Price” means the closing sale price of BRPA Common Stock on Nasdaq (as reported on Nasdaq.com) on the last complete trading day immediately prior to the Effective Time.
“BRPA Common Stock” means the common stock of BRPA, par value $0.001 per share.
“BRPA Lenders” means BRAC Lending Group LLC (“BRAC”), A/Z Property Partners, LLC, and the other lenders to BRPA.
“BRPA Material Adverse Effect” means any change, event, occurrence, effect, circumstance or development that has a materially adverse effect on (x) financial condition, assets, business, or results of operations of BRPA or (y) the ability of BRPA to timely consummate the Closing (including the Merger) on the terms set forth in this Agreement; provided that, in the case of clause (x) only, in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “BRPA Material Adverse Effect”: (i) changes or developments in general U.S. or global economic conditions, including changes in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (ii) changes in applicable Legal Requirements, U.S. GAAP, or authoritative interpretations thereof, (iii) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism, cyberterrorism, civil unrest, military actions, natural or man-made disasters, weather conditions, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof)) or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing), (iv) any change, event, occurrence, effect, circumstance or development attributable to the announcement, pendency, negotiation or consummation of the Merger or any other Transactions or the execution or performance of this Agreement, (v) any action taken or omitted to be taken by BRPA at the Company’s direction or written request, any action required or permitted to be taken or omitted to be taken by this Agreement or any Ancillary Agreement or any action to which the Company has consented in writing, (vi) any change generally affecting any of the industries or markets in which BRPA operate or the economy as a whole, or (vii) the failure, in and of itself, of BRPA to meet, or changes to, any budget, projection, forecast, estimate, or prediction (it being understood that the underlying facts and circumstances giving rise to or contributing to such failure or change may be taken into account in determining whether there has been a BRPA Material Adverse Effect, unless such underlying facts and circumstances would otherwise be excepted from this definition); provided, however, in the case of each of the foregoing clauses (i), (ii), (iii) and (vii), in the event that BRPA is materially and disproportionately affected by such change, event, occurrence, effect, circumstance or development relative to other participants in the business and industries in which they operate, the extent (and only the extent) of such material and disproportionate affect, relative to such other participants, on BRPA may be taken into account in determining whether there has been a BRPA Material Adverse Effect.
“BRPA Preferred Stock” means the preferred stock of BRPA, par value $0.001 per share.
“BRPA Related Parties” means any of BRPA’s or Merger Sub’s respective former, current or future general or limited partners, stockholders, controlling Persons, direct or indirect equityholders, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, direct or indirect equityholder, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing; provided, “BRPA Related Parties” shall not be deemed to include BRPA or Merger Sub.
“BRPA Securities” means the (i) BRPA Common Stock, (ii) warrants, each whole warrant exercisable for one share of BRPA Common Stock at an exercise price of $11.50 per share (“BRPA Warrants”), (iii) rights, exchangeable for one-tenth of one share of BRPA Common Stock upon the Closing (“BRPA Rights”), (iv) units, each consisting of one share of BRPA Common Stock, one BRPA Right, and one-half of one BRPA Warrant (“BRPA Units”), unit purchase options of BRPA, and each other equity security of BRPA issued and outstanding immediately prior to the Effective Time.
“BRPA Special Meeting” means a meeting of the holders of BRPA Common Stock held for the purpose of approving the BRPA Stockholder Matters.
“BRPA Stockholders” means the holders of BRPA Common Stock.
“Business Combination” has the meaning ascribed to such term in BRPA’s Charter Documents.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.
“Charter Documents” means the certificate of incorporation, bylaws, memorandum and articles of association, articles of organization, other comparable governing instruments with different names.
“Closing Ancillary Agreements” means the Ancillary Agreements other than the Support Agreements.
“Company Antidepressant Drug Regimen” means NRX-100/NRX-101, a single infusion of NRX-100 (ketamine) followed by sequential weeks of daily oral treatment with NRX-101, a proprietary, oral fixed-dose combination capsule of d-cycloserine and Lurasidone.
“Company Certificate of Incorporation” means that certain Second Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on October 20, 2016, as amended.
“Company Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company COVID-19 Drug” means RLF-100 for the treatment of critical COVID-19 with respiratory failure (or similar).
“Company Intellectual Property” means any Intellectual Property Rights owned by the Company and/or its Subsidiaries.
“Company Material Adverse Effect” means any change, event, occurrence, effect, circumstance or development that has a materially adverse effect on (x) financial condition, assets, business, or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) the ability of the Company and its Subsidiaries to timely consummate the Closing (including the Merger) on the terms set forth in this Agreement; provided that, in the case of clause (x) only, in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) changes or developments in general U.S. or global economic conditions, including changes in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (ii) changes in applicable Legal Requirements, U.S. GAAP, or authoritative interpretations thereof, (iii) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism, cyberterrorism, civil unrest, military actions, natural or man-made disasters, weather conditions, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof)) or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing), (iv) any change, event, occurrence, effect, circumstance or development attributable to the announcement, pendency, negotiation or consummation of the Merger or any other Transactions or the execution or performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees or the Company or any of its Subsidiaries, (vi) any action taken or omitted to be taken by the Company or its Subsidiaries at BRPA’s direction or written request, any action required or permitted to be taken or omitted to be taken by this Agreement or any Ancillary Agreement or any action to which BRPA has consented in writing, (vii) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, or (viii) the failure, in and of itself, to meet, or changes to, any budget, projection, forecast, estimate, or prediction (it being understood that the underlying facts and circumstances giving rise to or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect, unless such underlying facts and circumstances would otherwise be excepted from this definition); provided, however, in the case of each of the foregoing clauses (i), (ii), (iii) and (vii), in the event that the Company and its Subsidiaries, taken as a whole are materially and disproportionately affected by such change, event, occurrence, effect, circumstance or development relative to other participants in the business and industries in which they operate, the extent (and only the extent) of such material and disproportionate affect, relative to such other participants, on the Company and its Subsidiaries, taken as a whole, may be taken into account in determining whether there has been a Company Material Adverse Effect.
“Company Preferred Stock” means the Company Series A Preferred Stock, Company Series B-1 Preferred Stock, Company Series B-1A Preferred Stock, and Company Series B-2 Preferred Stock.
“Company Products” means all products or service offerings of the Company and its Subsidiaries, including but not limited to the Company COVID-19 Drug, Company Antidepressant Drug Regimen, and any future product candidates developed by or on behalf of the Company.
“Company Related Parties” means the Company, its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing.

“Company Series A Preferred Stock” means the Series A preferred stock of the Company, par value $0.001 per share.
“Company Series B Preferred Stock” means, collectively, the Company Series B-1 Preferred Stock, the Company Series B-1A Preferred Stock and the Company Series B-2 Preferred Stock.
“Company Series B-1 Preferred Stock” means the Series B-1 preferred stock of the Company, par value $0.001 per share.
“Company Series B-1A Preferred Stock” means the Series B-1A preferred stock of the Company, par value $0.001 per share.
“Company Series B-2 Preferred Stock” means the Series B-2 preferred stock of the Company, par value $0.001 per share.
“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.
“Company Stockholder Agreements” means the (i) First Refusal and Co-Sale Agreement dated as of November 10, 2016, among the Company and the Company Stockholders party thereto, (ii) Voting Agreement dated as of November 10, 2016, among the Company and the Company Stockholders party thereto, (iii) Investors’ Rights Agreement dated as of November 10, 2016, among the Company and the Company Stockholders party thereto, (iv) Stockholders Agreement dated as of June 1, 2015, by and among the Company and the Company Stockholders party thereto, and (v) Registration Rights Agreement dated as of July 1, 2015, among the Company and the Company Stockholders party thereto.
“Company Stockholder” means a holder of Company Common Stock and/or Company Preferred Stock.
“Company Warrants” means all warrants to purchase shares of Company Common Stock.
“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of December 3, 2020, between BRPA and the Company.
“Consent Solicitation Statement” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Stockholder Approval.
“Copyrights” means all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world.
“Earnout Cash Post-Earnout Share Equivalent” means the quotient of (i) the aggregate amount, if any, of the Earnout Cash actually distributed to Company Stockholders in accordance with Section 1.8 divided by (ii) the BRPA Closing Price.
“Earnout Cash Share Equivalent” means the quotient of (i) $100,000,000 divided by (ii) the BRPA Closing Price.
“Earnout Pro Rata Portion” means, with respect to each holder of outstanding shares of Company Common Stock as of immediately prior to the Effective Time (including holders of shares of Company Common Stock resulting from the Preferred Stock Conversion), a fraction expressed as a percentage equal to (i) the number of shares of BRPA Common Stock into which such holder’s shares of Company Common Stock are converted into in accordance with Section 1.3(b) divided by (ii) the sum of (x) the total number of shares of BRPA Common Stock into which all outstanding shares of Company Common Stock (including all shares of Company Common Stock resulting from the Preferred Stock Conversion) are converted into in accordance with Section 3.01(b), plus (y) total shares of BRPA Common Stock that would have been underlying the Substitute Options had the number of shares underlying such Substitute Options been determined pursuant Section 1.3(c)(i) based on the Exchange Ratio instead of the Option Exchange Ratio (for the avoidance of doubt, without reflecting any subsequent Option Post-Earnout Adjustments).
“EMEA” means the European Medicines Agency.
“Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health and safety (in relation to exposure to Hazardous Substances), or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, including but not limited to the United States federal statutes known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation, and Liability Act, Emergency Planning and Community Right to Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Operational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, or any similar law in any jurisdiction in which the Company or a Subsidiary conducts business or provides or offers goods or services.
“Exchange Ratio” means the quotient of (i) 50,000,000 divided by (ii) the total number of issued and outstanding shares of Company Common Stock and the Company Preferred Stock (on an “as-converted” to Company Common Stock basis) on a fully diluted basis as of the Closing Date using the treasury method of accounting, including, without duplication, the number of shares of Company Common Stock issuable pursuant to the conversions or exercises provided for in Section 1.3(a), the number of shares of Company Common Stock issued or issuable upon the exercise of all Company Stock Options and the shares of Company Common Stock underlying the Company Warrants.
“Export Control Laws” means (i) all U.S. import and export laws, including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599, United States Executive Order 13224, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, and (ii) all comparable applicable laws outside the United States.
“FDA” means the U.S. Food and Drug Administration.
“Governmental Entity” means any federal, state, provincial, municipal, foreign, or other court, judicial body, administrative agency, commission, governmental or regulatory authority or similar body, including but not limited to the SEC, the FDA, the Department of Health and Human Services, the Centers for Medicare & Medicaid Services, the Department of Veterans Affairs, and the EMEA.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Entity.
“Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, natural gas, synthetic gas, and any mixtures thereof, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon, or per- and polyfluoroalkyl substances; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“Health Care Programs” means the Medicare program, any state Medicaid program, TRICARE, any heath care program of the Department of Veterans Affairs, the Maternal and Child Health Services Block Grant Program, any federally-funded state social services block grant program, the State Children’s Health Insurance Program, or any similar U.S. or foreign programs.
“Health Care Regulatory Laws” means any applicable law relating to healthcare, including, without limitation the following (as amended from time to time), (i) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. § 301 et seq.), and (ii) the Public Health Service Act (42 U.S.C. § 201 et seq.), and all regulations promulgated thereunder (including, but not limited to, 21 C.F.R. Part 1271).
“HIPAA” means the security and privacy standards adopted pursuant to the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH), as amended, and implementing regulations.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IEC” means an independent ethics committee.
“Information Privacy and Security Laws” means all applicable laws concerning the privacy, data protection, transfer, or security of Personal Confidential Information, including, to the extent applicable, the Fair Credit Reporting Act, Federal Trade Commission Act, CAN SPAM Act, Telephone Consumer Protection Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Payment Card Industry Data Security Standards, the guidance of each Governmental Entity that pertains to such laws, the General Data Protection Regulation (EU), other state, and federal, data security laws, data breach notification laws, and consumer protection laws.
“Insider” means any individual who is an officer, director or employee of the Company or any of its Subsidiaries.
“Insurance Policies” means all material insurance policies and material fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors.
“Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) Copyrights; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the internet or mobile devices or platforms; (vi) industrial designs and any registrations and applications therefor; (vii) Trademarks; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, (x) all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto, and (xi) any similar or equivalent rights to any of the foregoing (as applicable).
“IRB” means an institutional review board.
“knowledge” means actual knowledge or awareness as to a specified fact or event (i) in the case of the Company, of Jonathan Javitt or Brian Del Buono, and (ii) in the case of BRPA or Merger Sub, Richard Ackerman, Bennett Kim, or Lori Wittman.
“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including but not limited to, the Securities Act, Exchange Act, rules and regulations of the

SEC, the Sarbanes-Oxley Act and rules and regulations thereunder, the Nasdaq Listing Rules, Health Care Regulatory Laws, and Export Control Laws, and including any (a) technical or scientific standard to which adherence is required by any Governmental Entity and (b) any mandatory rules or policies of non-governmental accreditation or oversight bodies applicable to the Company Products.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).
“Merger Consideration” means (i) an aggregate of 50,000,000 shares of BRPA Common Stock and (ii) the Earnout Consideration, if payable in accordance with Section 1.8.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Option Exchange Ratio” means the Exchange Ratio, but substituting “(i) the sum of (a) 75,000,000 plus (b) the Earnout Cash Share Equivalent” in lieu of “(i) 50,000,000”
“Option Post-Earnout Exchange Ratio” means the Exchange Ratio, but substituting “(i) the sum of (a) 50,000,000 plus (b) the number of Earnout Shares actually distributed to Company Shareholders in accordance with Section 1.8 plus (c) the Earnout Cash Post-Earnout Share Equivalent” in lieu of “(i) 50,000,000”.
“Patents” means all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof.
“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, (iii) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, (iv) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that would not reasonably be expected to have a Company Material Adverse Effect or BRPA Material Adverse Effect, as applicable, (v) with respect to any leased real property, (a) the interests and rights of the respective lessors with respect thereto and (b) any Lien permitted under the applicable lease agreement and any ancillary documents thereto, (vi) Liens created by BRPA or its successors and assigns, (vii) Liens disclosed in the Company Schedules or the BRPA Schedules, (viii) Liens (other than monetary liens) incurred in the ordinary course of business since the date of the most recent Company Financial Statements or BRPA Financial Statements, as applicable, (ix) licenses to Intellectual Property Rights granted in the ordinary course of business, (x) Liens securing the Company’s and its Subsidiaries’ existing credit facilities, (xii) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest, and (xiii) Liens of public record.
“Permitted Transferee” means (i) BRPA or an Affiliate of BRPA, (ii) if the transferor is an entity, (x) its shareholders, partners, or members upon the transferee’s liquidation or (y) an entity, if such entity’s equity securities are 100% owned by the transferor or its shareholders, partners, or members, or (iii) if the transferor is an individual, (x) a member of the transferor’s immediate family or a trust, the beneficiary of which is the transferor or a member of the transferor’s immediate family, who receives BRPA Common Stock from the transferor by bona fide gift for estate planning purposes, (y) a Person who receives BRPA Common Stock from the transferor by virtue of the laws of descent and distribution upon the death of the transferor, or (z) a Person who receives BRPA Common Stock from the transferor pursuant to a qualified domestic relations order binding on the transferor. As used herein, “immediate family” means a spouse, parent, lineal descendants, the spouse of any lineal descendent, brothers or sisters, or a trust, all of whose current beneficiaries are members of the immediate family of the transferor.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
“Personal Confidential Information” means any information, in any form, that could reasonably be used to identify, contact, or locate a single person, that is governed, regulated, or protected by one or more Information Privacy and Security Laws.
“Protected Health Information” has the definition provided by 45 C.F.R. 160.103.
“Proxy Statement” means the proxy statement filed by BRPA as part of the Registration Statement with respect to the BRPA Special Meeting for the purpose of soliciting proxies from BRPA Stockholders to approve the BRPA Stockholder Matters (which shall also provide the BRPA Stockholders with the opportunity to redeem their shares of BRPA Common Stock in conjunction with a stockholder vote on the Business Combination).
“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
“Schedules” means the Company Schedules and the BRPA Schedules.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Sponsor” means Big Rock Partners Sponsor, LLC.
“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (ii) a majority of the outstanding voting securities of such Person.
“Tax Opinion Counsel” means the Company’s counsel.
“Tax Opinion” means an opinion of Tax Opinion Counsel, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
“Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes, assessments, governmental charges in the nature of a tax and duties together with all interest, penalties and additions imposed with respect to any such amounts, and including (i) any liability of a predecessor entity for any such amounts and (ii) any such amounts imposed by contract.
“Trademarks” means trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor.
“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.
“U.S. GAAP” means generally accepted accounting principles historically and consistently applied in the United States and as in effect from time to time.

Exhibit B
Form of Voting and Support Agreement
[See attached]

Exhibit B
Agreed Form
VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”), dated as of [                ], 20[    ], is entered into by and among Big Rock Partners Acquisition Corp., a Delaware corporation (“BRPA”), Big Rock Merger Corp., a Delaware corporation and wholly owned subsidiary of BRPA (“Merger Sub”), and [●], a [●] (the “Stockholder”).
RECITALS
WHEREAS, BRPA, NeuroRx, Inc., a Delaware corporation (the “Company”), and Merger Sub have entered into that certain Agreement and Plan of Merger, dated as of December 13, 2020 (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”);
WHEREAS, as of the date hereof, the Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote [[●] shares of Company Common Stock] [and] [[●] shares of Company Series A Preferred Stock] [and] [[●] shares of Company Series B-1 Preferred Stock] [and] [[●] shares of Company Series B-1A Preferred Stock] [and] [[●] shares of Company Series B-2 Preferred Stock] (collectively, the “Owned Shares” and, together with any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Stock) in which the Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”);
WHEREAS, as a condition and inducement to the willingness of BRPA and Merger Sub to enter into the Merger Agreement, the Stockholder is entering into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, BRPA, Merger Sub and the Stockholder hereby agree as follows:
1.    Agreement to Vote.
(a)    Subject to the earlier termination of this Agreement in accordance with Section 3 and Section 1(b), the Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that it shall, and shall cause any other holder of record of any of the Stockholder’s Covered Shares to, validly execute and deliver to the Company, on (or effective as of) the tenth (10th) day following the date that the Consent Solicitation Statement included in the Registration Statement is disseminated by the Company to the Company’s stockholders (following the SEC Approval Date), the written consent in the form attached hereto as Exhibit A in respect of all of the Stockholder’s Covered Shares. In addition, subject to Section 1(b), prior to the Termination Date (as defined herein), the Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, the Stockholder shall, and shall cause any other holder of record of any of the Stockholder’s Covered Shares to:
(i)    if and when such meeting is held, appear at such meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;
(ii)    vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of the Merger and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other Transactions, [(including the conversion of the Stockholder’s Company Preferred Stock immediately prior to the Effective Time pursuant to the terms of the Merger Agreement, and pursuant to Article B, Section 4, of the Second Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on October 20, 2016 (the “Company Preferred Stock Conversion”))]1; and
(iii)    vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Stockholder’s Covered Shares against any Acquisition Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other Transactions or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement that would result in the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3 of the Merger Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement.
(b)    The obligations of the Stockholder specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the Company Board or whether or not the Company Board has (x) changed, withdrawn, withheld, qualified or modified, or publicly proposed to change, withdraw, withhold, qualify or modify, the Company Board Recommendation or (y) approved, recommended or declared advisable, or proposed publicly to approve, recommend or declare advisable, any Acquisition Proposal (any action described in clause (x) or (y), a “Company Change in Recommendation”); provided, however, that in the event the Company Board effects a Company Change in Recommendation: (i) [(A) subject to clause (B)]2, the number of shares of Company Stock that the Stockholder shall be committed to vote (or execute a written consent in respect to) in accordance with the preceding provisions of this Section 1 [(other than solely with respect to the Company Preferred Stock Conversion)]3 shall be modified to be only such number that, when aggregated with the number of shares of Company Stock that other stockholders of the Company are obligated to vote (or execute a written consent in respect to) pursuant to voting and support agreements entered into, whether before, on or after the date hereof, in connection with the Transactions, shall not exceed thirty-five percent (35.00%) of the total number of outstanding shares of Company Stock (on an “as converted basis”)[, and (B) solely with respect to the vote (or written consent) with respect to the approval of the Company Preferred Stock Conversion, (I) the number of shares of Company Series A Preferred Stock that the Stockholder shall be committed to vote (or execute a written consent in respect to) in accordance with the preceding provisions of this Section 1 shall be modified to be only such number that, when aggregated with the number of shares of Company Series A Preferred Stock that other stockholders of the Company are obligated to vote (or execute a written

[1]	NTD: To be included if the Stockholder holds Company Preferred Stock.
[2]	NTD: To be included if the Stockholder holds Company Preferred Stock.
[3]	NTD: To be included if the Stockholder holds Company Preferred Stock.

consent in respect to) in connection with the Company Preferred Stock Conversion pursuant to voting and support agreements entered into, whether before, on or after the date hereof, in connection with the Transactions, shall not exceed thirty-five percent (35.00%) of the total number of outstanding shares of Company Series A Preferred Stock, and (II) the number of shares of Company Series B Preferred Stock that the Stockholder shall be committed to vote (or execute a written consent in respect to) in accordance with the preceding provisions of this Section 1 shall be modified to be only such number that, when aggregated with the number of shares of Company Series B Preferred Stock that other stockholders of the Company are obligated to vote (or execute a written consent in respect to) in connection with the Company Preferred Stock Conversion pursuant to voting and support agreements entered into, whether before, on or after the date hereof, in connection with the Transactions, shall not exceed thirty-five percent (35.00%) of the total number of outstanding shares of Company Series B Preferred Stock]4 (the shares in this clause (i), the “Lock-Up Covered Shares”), such that the Stockholder shall only be obligated to execute a written consent with respect to, or otherwise vote, its pro rata portion of the Lock-Up Covered Shares in the manner set forth in this Section 1 and (ii) the Stockholder shall be entitled (in its sole discretion) to vote any shares of Company Stock that it is entitled to vote, other than the Lock-Up Covered Shares, in any manner.
2.    No Inconsistent Agreements. The Stockholder hereby covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
3.    Termination. This Agreement shall terminate, and no party shall have any further obligations or liabilities under this Agreement, upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the time this Agreement is terminated upon the mutual written agreement of BRPA, Merger Sub and the Stockholder, or (iv) the election of the Stockholder in its sole discretion to terminate this Agreement following any modification or amendment to, or the waiver of any provision of, the Merger Agreement, as in effect on the date hereof, that reduces the amount or changes the form of consideration payable to the Stockholder (the earliest such date under clause (i), (ii), (iii) and (iv) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 9 to 23 shall survive the termination of this Agreement; provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any intentional and willful breach of, or actual fraud in connection with, this Agreement prior to such termination.
4.    Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to BRPA as to itself as follows:
(a)    The Stockholder is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by this Agreement and Permitted Liens. As of the date hereof, other than the Owned Shares, the Stockholder does not own beneficially or of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company).
(b)    The Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this

[4]	NTD: To be included if the Stockholder holds Company Preferred Stock.

Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
(c)    [The Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.]5 This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(d)    Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Entity in connection with the execution, delivery and performance by the Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other Transactions.
(e)    The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby or the Merger and the other Transactions will not, constitute or result in [(i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Stockholder,]6 (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Stockholder pursuant to any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable law to which the Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other Transactions.
(f)    As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that questions the beneficial or record ownership of the Stockholder’s Owned Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement.
(g)    The Stockholder understands and acknowledges that BRPA is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.
(h)    No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which BRPA or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.

[5]	NTD: To be included if the Stockholder is an entity
[6]	NTD: To be included if the Stockholder is an entity

5.    Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, the Stockholder hereby covenants and agrees as follows:
(a)    No Solicitation. Prior to the Termination Date, the Stockholder shall not, [shall cause its Subsidiaries not to,]7 and shall use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly, solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to, any Company Competing Transaction. In addition, the Stockholder will[, and will cause its Subsidiaries]8 and use reasonable best efforts to cause its and their Representatives to, promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Competing Transaction. The Stockholder will promptly (and in any event within two (2) Business Days) notify BRPA if the Stockholder [or any of its Subsidiaries,]9 or, to the Stockholder’s knowledge, any of the Stockholder’s Representatives receives any inquiry, proposal, offer or submission with respect to a Company Competing Transaction (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will provide BRPA with a copy of such inquiry, proposal, offer or submission.
Notwithstanding anything in this Agreement to the contrary, (i) the Stockholder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 5(a), (ii) the Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, (iii) any breach by the Company of its obligations under Section 4.4(b) of the Merger Agreement shall not be considered a breach of this Section 5(a) (it being understood for the avoidance of doubt that the Stockholder shall remain responsible for any breach by it[, its Subsidiaries]10 or its Representatives (other than any such [Subsidiary or]11 Representative that is a Company Related Party) of this Section 5(a)) and (iv) to the extent the Company complies with its obligations under Section 4.4 of the Merger Agreement and participates in discussions or negotiations with a Person regarding an Acquisition Proposal, the Stockholder and/or any of its [Subsidiaries or]12 Representatives may engage in discussions or negotiations with such Person to the extent that the Company can act under Section 4.4 of the Merger Agreement.
(b)    The Stockholder hereby agrees not to, directly or indirectly, prior to the Termination Date, except in connection with the consummation of the Merger and the Company Preferred Stock Conversion, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any legally binding contract or option with respect to the Transfer of any of the Stockholder’s Covered Shares, or (ii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Stockholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to BRPA, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 5(b) shall not relieve the Stockholder of its obligations under this Agreement. Any Transfer in violation

[7]	NTD: To be included if the Stockholder is an entity
[8]	NTD: To be included if the Stockholder is an entity
[9]	NTD: To be included if the Stockholder is an entity
[10]	NTD: To be included if the Stockholder is an entity
[11]	NTD: To be included if the Stockholder is an entity
[12]	NTD: To be included if the Stockholder is an entity

of this Section 5(b) with respect to the Stockholder’s Covered Shares shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Stockholder.
(c)    The Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.
6.    Further Assurances. From time to time, at BRPA’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against BRPA, BRPA’s Affiliates, the Sponsors, Merger Sub, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including the Per Share Merger Consideration and Company Preferred Stock Conversion) or the consummation of the transactions contemplated hereby and thereby.
7.    Disclosure. The Stockholder hereby authorizes the Company and BRPA to publish and disclose in any announcement or disclosure required by the SEC or Nasdaq, or to include in any document or information required to be filed with or furnished to the SEC or Nasdaq, the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement, in each case, if the publication or disclosure of such information (the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement) is required by the SEC or Nasdaq to be so published or disclosed; provided, that prior to any such publication or disclosure, the Company and BRPA have provided the Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and BRPA will consider in good faith.
8.    Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
9.    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by BRPA, Merger Sub, the Stockholder and the Company.
10.    Waiver. Any party to this Agreement may, at any time prior to the Termination Date, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 9 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
11.    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
if to BRPA, to it at:
Big Rock Partners Acquisition Corp.
2645 N. Federal Highway, Suite 230
Delray Beach, FL 33483
Attn: Richard Ackerman
Email: rackerman@bigrockpartners.com

with a copy (which shall not constitute notice) to:
Graubard Miller
The Chrysler Building
405 Lexington Avenue, 11th Floor
New York, New York 10174
Attention: David Alan Miller / Jeffrey M. Gallant
Email: dmiller@graubard.com / jgallant@graubard.com
If to the Stockholder, to such address indicated on the Company’s records with respect to the Stockholder or to such other address or addresses as the Stockholder may from time to time designate in writing.
12.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in BRPA any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain vested in and belong to the Stockholder, and BRPA shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Company or exercise any power or authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.
13.    Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties relating to the subject matter hereof and supersede any other agreements and understandings, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the matters contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Merger Agreement.
14.    No Third-Party Beneficiaries. The Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of BRPA in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that the Company shall be an express third party beneficiary with respect to Section 4, Section 5(b), Section 7 and Section 9 hereof.
15.    Governing Law and Venue; Service of Process; Waiver of Jury Trial.
(a)    This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.
(b)    Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in

Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(c)    EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE MERGER, OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.
16.    Assignment; Successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 16, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.
17.    Trust Account Waiver. Notwithstanding anything else in this Agreement, the Stockholder acknowledges that it has read BRPA’s final prospectus dated November 20, 2017 and understands that BRPA has established the Trust Fund for the benefit of BRPA’s public shareholders and that BRPA may disburse monies from the Trust Fund only (a) to BRPA’s public shareholders in the event they elect to convert their shares into cash in accordance with BRPA’s Charter Documents and/or the liquidation of BRPA or (b) to BRPA after, or concurrently with, or in connection with the consummation of a Business Combination. The Stockholder further acknowledges that, if the Merger, or, upon termination of this Agreement, another Business Combination, is not consummated by December 23, 2020, or such later date as shall be set forth in an amendment to BRPA’s Amended and Restated Certificate of Incorporation for the purpose of extending the date by which BRPA must complete a Business Combination, BRPA will be obligated to return to its shareholders the amounts being held in the Trust Fund. Accordingly, the Stockholder, for itself and its [stockholders, directors, officers, employees,]13 Representatives[, Subsidiaries]14 and Affiliates, hereby waives all rights, title, interest or claim of any kind against BRPA to collect from the Trust Fund any monies that may be owed to them by BRPA for any reason whatsoever, including but not limited to a breach of this Agreement by BRPA or any negotiations, agreements or understandings with BRPA (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever; provided that nothing herein shall amend, limit, alter, change, supersede or otherwise modify the right of the Stockholder to bring any action or actions for specific performance, injunctive and/or other equitable relief (including, without limitation, the right to compel specific performance by BRPA and Merger Sub of their respective obligations under this Agreement). This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of BRPA.
18.    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no

[13]	NTD: To be included if the Stockholder is an entity
[14]	NTD: To be included if the Stockholder is an entity

past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Stockholder, BRPA or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
19.    Enforcement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 19 shall not be required to provide any bond or other security in connection with any such injunction.
20.    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
21.    Counterparts. This Agreement and each other document executed in connection with the Merger, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.
22.    Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
23.    Capacity as a Stockholder. Notwithstanding anything herein to the contrary, the Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of the Stockholder or any of its affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

Big Rock Partners Acquisition Corp.

By:
Name:
Title:

Big Rock Merger Corp.

By:
Name:
Title:
[Signature Page to Voting and Support Agreement]

[STOCKHOLDER]

By:
Name:
Title:
[Signature Page to Voting and Support Agreement]

Exhibit A
WRITTEN CONSENT
IN LIEU OF A
MEETING OF STOCKHOLDERS
OF
NEURORX, INC.

[●]

The undersigned (the “Stockholder”), being the holder of shares of [[●] shares of Company Common Stock] [and] [[●] shares of Company Series A Preferred Stock] [and] [[●] shares of Company Series B-1 Preferred Stock] [and] [[●] shares of Company Series B-1A Preferred Stock] [and] [[●] shares of Company Series B-2 Preferred Stock] of NeuroRx, Inc., a Delaware corporation, (the “Company”), acting pursuant to Section 228(a) and Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby irrevocably consent to the adoption of the following resolutions in lieu of a meeting with respect to [all of the shares of Company Common Stock] [and] [Company Series A Preferred Stock] [and] [Company Series B-1 Preferred Stock] [and] [Company Series B-1A Preferred Stock] [and] [Company Series B-2 Preferred Stock] of the Company held by the Stockholder][only a number of shares of [Company Common Stock] [and] [Company Series A Preferred Stock] [and] [Company Series B-1 Preferred Stock] [and] [Company Series B-1A Preferred Stock] [and] [Company Series B-2 Preferred Stock] of the Company held by the Stockholder equal to a total of [●]% of the issued and outstanding shares of Company Stock (treated as Company Common Stock on an “as converted basis”) [and [●]% of the issued and outstanding shares of Company Common Stock] [and [●]% of the issued and outstanding shares of Company Series A Preferred Stock] [and [●]% of the issued and outstanding shares of Company Series B Preferred Stock]], effective as of the date set forth opposite the Stockholder’s name on the signature page hereto:
MERGER AGREEMENT
WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of December 13, 2020 (the “Merger Agreement”), by and among the Company, Big Rock Partners Acquisition Corp., a Delaware corporation (“BRPA”), and Big Rock Merger Corp., a Delaware corporation and wholly owned subsidiary of BRPA (“Merger Sub”), a copy of which has been provided to the undersigned Stockholder (capitalized terms used herein without definition shall have the respective meaning ascribed to them in the Merger Agreement);
WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, the Company Board has (i) declared the form, terms and provisions of the Merger Agreement and the Transactions, including the Merger, advisable and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement and the execution, delivery and performance thereof and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, and (iii) subject to Section 4.4 of the Merger Agreement, authorized the officers of the Company to submit the Merger Agreement to the Company’s stockholders for purposes of obtaining the approval of the Company’s stockholders and to take all action deemed necessary or appropriate to solicit the consent of the stockholders of the Company with respect thereto; and

WHEREAS, (i) the affirmative vote in favor of the adoption of the Merger Agreement by a holders of a majority of the voting power of the outstanding shares of Company Stock and Preferred Stock (treated as Company Common Stock on an “as converted basis”), voting together as a single class, is required pursuant to Section 251 of the DGCL, (ii) the affirmative vote of two-thirds of the outstanding shares of Company Series A Preferred Stock, voting as a separate class and (iii) two-thirds of the outstanding shares of Company Series B Preferred Stock, voting as a separate class, in each case, given in writing or at a meeting in accordance with the Company Certificate of Incorporation, is required pursuant to the Company Certificate of Incorporation, upon the terms and subject to the conditions set forth in the Merger Agreement; now, therefore, be it
RESOLVED, that the Merger Agreement and the Transactions, including the Merger [and the conversion of the undersigned Stockholder’s Company Preferred Stock immediately prior to the Effective Time pursuant to the terms of the Merger Agreement and pursuant to Article B, Section 4, of the Second Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on October 20, 2016 (the “Company Preferred Stock Conversion”)]15, are hereby adopted and approved in all respects, and the undersigned Stockholder hereby votes [all of the shares of Company Common Stock] [and] [Company Series A Preferred Stock] [and] [Company Series B-1 Preferred Stock] [and] [Company Series B-1A Preferred Stock] [and] [Company Series B-2 Preferred Stock] of the Company held by the Stockholder][only a number of shares of [Company Common Stock] [and] [Company Series A Preferred Stock] [and] [Company Series B-1 Preferred Stock] [and] [Company Series B-1A Preferred Stock] [and] [Company Series B-2 Preferred Stock] of the Company held by the Stockholder equal to a total of [●]% of the issued and outstanding shares of Company Stock (treated as Company Common Stock on an “as converted basis”) [and [●]% of the issued and outstanding shares of Company Common Stock] [and [●]% of the issued and outstanding shares of Company Series A Preferred Stock] [and [●]% of the issued and outstanding shares of Company Series B Preferred Stock]] in favor of the adoption and approval of the Merger Agreement and the Transactions, including the Merger and Company Preferred Stock Conversion; and
FURTHER RESOLVED, that the undersigned Stockholder hereby waives any and all irregularities of notice, with respect to the time and place of meeting, and consents to the transaction of all business represented by this written consent.
[Remainder of page intentionally left blank.
Signature page follows.]

[15]	NTD: To be included if the Stockholder holds Company Preferred Stock.

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
This Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of January 27, 2021, is by and among Big Rock Partners Acquisition Corp., a Delaware corporation (“BRPA”), NeuroRx, Inc., a Delaware corporation (the “Company”), and Big Rock Merger Corp., a Delaware corporation and wholly owned Subsidiary of BRPA (“Merger Sub”). Each of BRPA, Merger Sub, and the Company, are referred to herein, individually, as a “Party” and, collectively, as the “Parties”.
Factual Background
A.    The Parties entered into an Agreement and Plan of Merger, dated as of December 13, 2020 (as amended, the “Original Agreement”).
B.    The Parties have agreed that the Company will pay the filing fee with respect to the Registration Statement.
C.    In connection with the Company’s payment of the filing fee with respect to the Registration Statement, the Parties desire to amend the Original Agreement to (i) decrease the aggregate principal amount available under the Note Amendment pursuant to Section 1.12 of the Original Agreement from $3,000,000 to $2,708,213.36, and (ii) modify the condition to Closing contained in Section 6.2(k) of the Original Agreement to decrease the maximum amount of all BRPA Borrowings outstanding that are due and payable as of the Closing Date or at any time after the Closing from $3,000,000 to $2,708,213.36.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.    Amendment to BRPA Loan Agreements. Section 1.12 of the Original Agreement is hereby amended as follows: Each use of the text “$3,000,000” in Section 1.12 of the Original Agreement is hereby deleted and the text “$2,708,213.36” is inserted therefor.
2.    Additional Conditions to Obligations of the Company. Section 6.2(k) of the Original Agreement is hereby amended as follows: The text “three million dollars ($3,000,000)” in Section 6.2(k) of the Original Agreement is hereby deleted and the text “two million seven hundred eight thousand two hundred thirteen dollars and thirty-six cents ($2,708,213.36)” is inserted therefor.
3.    Miscellaneous.
(a)     Interpretation. Capitalized terms not defined herein shall have the meaning ascribed to them in the Original Agreement. On and after the date hereof, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement shall mean and be a reference to the Original Agreement as amended by this Amendment.
(b)     No Further Amendments. The Original Agreement shall remain in full force and effect except as expressly amended by this Amendment. Upon the execution and delivery hereof, the Original Agreement shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Original Agreement, and this Amendment and the Original Agreement shall henceforth be read, taken and construed as one and the same instrument. Article VIII of the Original Agreement is hereby incorporated herein, mutatis mutandis.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

BIG ROCK PARTNERS ACQUISITION CORP.

By:	/s/ Richard Ackerman
Name:	Richard Ackerman
Title:	Chief Executive Officer

NEURORX, INC.

By:	/s/ Jonathan Javitt
Name:	Jonathan Javitt
Title:	Chief Executive Officer

BIG ROCK MERGER CORP.

By:	/s/ Richard Ackerman
Name:	Richard Ackerman
Title:	Chief Executive Officer
[Signature Page to Amendment to Agreement and Plan of Merger]

SECOND AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
This Second Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of March 19, 2021, is by and among Big Rock Partners Acquisition Corp., a Delaware corporation (“BRPA”), NeuroRx, Inc., a Delaware corporation (the “Company”), and Big Rock Merger Corp., a Delaware corporation and wholly owned Subsidiary of BRPA (“Merger Sub”). Each of BRPA, Merger Sub, and the Company, are referred to herein, individually, as a “Party” and, collectively, as the “Parties”.
WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of December 13, 2020 (as amended on January 27, 2021 and as may be further amended from time to time, the “Original Agreement”), which, among other things, provides that the Original Agreement may be terminated by written notice from BRPA or the Company if the transactions contemplated thereby have not been completed by April 23, 2021 (the “Outside Date”); and
WHEREAS, the Parties desire to extend the Outside Date from April 23, 2021 to May 24, 2021.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.    Amendment to Original Agreement. Section 7.1(b) of the Original Agreement is hereby amended as follows: the text “April 23, 2021” in Section 7.1(b) of the Original Agreement is hereby deleted and the text “May 24, 2021” is inserted therefor.
2.    Miscellaneous.
(a)    Interpretation. Capitalized terms not defined herein shall have the meaning ascribed to them in the Original Agreement. On and after the date hereof, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement shall mean and be a reference to the Original Agreement as amended by this Amendment.
(b)    No Further Amendments. The Original Agreement shall remain in full force and effect except as expressly amended by this Amendment. Upon the execution and delivery hereof, the Original Agreement shall be deemed to be amended as fully and with the same effect as if the amendments made hereby were originally set forth in the Original Agreement, and this Amendment and the Original Agreement shall henceforth be read, taken and construed as one and the same instrument. Article VIII of the Original Agreement is incorporated herein, mutatis mutandis.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

BIG ROCK PARTNERS ACQUISITION CORP.

By:	/s/ Richard Ackerman
Name:	Richard Ackerman
Title:	Chief Executive Officer

NEURORX, INC.

By:	/s/ Jonathan Javitt
Name:	Jonathan Javitt
Title:	Chief Executive Officer

BIG ROCK MERGER CORP.

By:	/s/ Richard Ackerman
Name:	Richard Ackerman
Title:	Chief Executive Officer